Exhibit 10.34

MODIFIED COINSURANCE AGREEMENT (FA BUSINESS)
between
ATHENE ANNUITY RE LTD.
and
VENERABLE INSURANCE AND ANNUITY COMPANY
(FORMERLY KNOWN AS VOYA INSURANCE AND ANNUITY COMPANY)

effective as of December 31, 2019
Treaty Number VIACAAREFA - 12312019

i

13.02 Arbitration; Waiver of Trial by Jury	12
ARTICLE XIV INSOLVENCY
14.01 Insolvency	13
ARTICLE XV TAXES
15.01 Taxes	14
15.02 DAC Tax Election	14
15.03 FATCA	14
15.04 DAC Reimbursement	14
ARTICLE XVI REPRESENTATIONS, WARRANTIES AND COVENANTS
16.01 Representations and Warranties of the Ceding Company	15
16.02 Covenants of the Ceding Company	16
16.03 Representations and Warranties of the Reinsurer	16
16.04 Covenants of the Reinsurer	17
ARTICLE XVII MISCELLANEOUS
17.01 Currency	17
17.02 Interest	17
17.03 Right of Setoff and Recoupment	18
17.04 No Third-Party Beneficiaries	18
17.05 Amendment	18
17.06 Notices	18
17.07 Consent to Jurisdiction	18
17.08 Service of Process	19
17.09 Inspection of Records	19
17.10 Confidentiality	19
17.11 Successors	20
17.12 Entire Agreement	20
17.13 Severability	20
17.14 Construction	20
17.15 Non-Waiver	20
17.16 Further Assurances	20
17.17 Governing Law	20
17.18 Counterparts	20

Schedules

I.    Policy Forms and Riders
II.    Policy Expenses
III.    Reinsurer Reports

Exhibits

A-1.    Form of Weekly Accounting Report
A-2.    Form of Year-to-Date Weekly Accounting Report
B-1.    Form of Initial Monthly Accounting Report
B-2.    Form of Full Monthly Accounting Report
C.    Form of Quarterly Accounting Report
D.    Account Value Roll-Forward Information Fields
E.     Seriatim Information Fields

ii

MODIFIED COINSURANCE AGREEMENT (FA BUSINESS)
This MODIFIED COINSURANCE AGREEMENT (FA BUSINESS) (this “Agreement”), effective as of December 31, 2019 (the “Effective Date”), is made by and between Venerable Insurance and Annuity Company (formerly known as Voya Insurance and Annuity Company), an insurance company organized under the Laws of the State of Iowa (the “Ceding Company”), and Athene Annuity Re Ltd., a Bermuda Class E insurer under the Insurance Act 1978 that has filed an election under Section 953(d) of the Code (as defined below) to be taxed as a U.S. corporation (the “Reinsurer”).
WITNESSETH:
WHEREAS, pursuant to that certain Modified Coinsurance Agreement (FA Business) by and between the Ceding Company and Athene Life Re Ltd. (“ALRe”), effective June 1, 2018 (the “ALRe Modco Agreement”), the Ceding Company has ceded to ALRe certain liabilities relating to the Reinsured Policies (as defined below);
WHEREAS, pursuant to that certain Recapture Amendment, dated as of the date hereof, between the Ceding Company and ALRe (the “Recapture Amendment”), (a) the Ceding Company recaptured all liabilities ceded to ALRe under the ALRe Modco Agreement as of the Effective Date and (b) all of the assets held in the modified coinsurance account established pursuant to the ALRe Modco Agreement as of the date hereof (the “Recapture Assets”) were released to the Ceding Company; and
WHEREAS, the Ceding Company desires to cede and the Reinsurer desires to assume, on a modified coinsurance basis and as of the Effective Date, a specified quota share of the Reinsured Liabilities, including all the liabilities previously ceded to ALRe under the ALRe Modco Agreement, subject to the terms, conditions and limitations contained herein.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Ceding Company and the Reinsurer hereby agree as follows:
ARTICLE I
GENERAL PROVISIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Action” shall mean (a) any civil, criminal or administrative action, suit, claim, litigation, arbitration or similar proceeding, in each case, before a Governmental Entity, or (b) any investigation or written inquiry by a Governmental Entity other than any examination by a taxing authority, including a tax audit.
“Affiliate” shall mean, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, and the term “Affiliated” shall have a correlative meaning. For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. For the avoidance of doubt, the Ceding Company and the Reinsurer shall not be deemed “Affiliates” for purposes of this Agreement.
“Agreement” shall have the meaning specified in the Preamble hereto.
“Allianz Trust Account” shall mean the trust account established pursuant to that certain Asset Trust Agreement, dated as of December 30, 1993, among the Ceding Company (formerly known as USG Annuity & Life Company), Allianz Life Insurance Company of North America and The Bank of New York Mellon (formerly known as The Bank of New York).
“ALRe” shall have the meaning specified in the Recitals hereto.
“ALRe Modco Agreement” shall have the meaning specified in the Recitals hereto.
“Authorized Representative” shall have the meaning specified in Section 14.01(a)(i).
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions are authorized or required by Law to close in New York, New York or Des Moines, Iowa.
“Ceding Company” shall have the meaning specified in the Preamble hereto.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Custodian” shall have the meaning specified in Section 8.01(a).

“Effective Date” shall have the meaning specified in the Preamble hereto.
“Effective Tax Year” shall have the meaning specified in Section 15.02(d).
“Excluded Liabilities” shall mean without duplication (a) all Extra-Contractual Obligations other than Reinsurer Extra-Contractual Obligations, (b) any liabilities resulting from any change to the terms of any Reinsured Policy after June 1, 2018, unless such change is required by applicable Law or by the express terms of the Reinsured Policies or has been approved in writing in advance by the Reinsurer or any of its Affiliates, (c) any liabilities other than Reinsured Liabilities and (d) any ex gratia payments made by the Ceding Company (i.e., payments the Ceding Company is not required to make under the terms of the Reinsured Policies) unless such payment has been approved in writing in advance by the Reinsurer.
“Extra-Contractual Obligations” shall mean any liabilities or obligations not arising under the express terms and conditions of, or in excess of the applicable policy limits of, the Reinsured Policies, including liabilities or obligations for fines, penalties, taxes, fees, forfeitures, compensatory damages, and punitive, special, treble, bad faith, tort, exemplary or other forms of extra-contractual damages awarded against or paid by the Ceding Company, which liabilities or obligations arise from any act, error or omission committed by the Ceding Company or any of its Affiliates or any of the directors, officers, employees, agents, representatives, annuity producers, administrators, service providers, successors or assigns of the Ceding Company or any of its Affiliates, whether or not intentional, negligent, in bad faith or otherwise relating to (a) the form, marketing, sale, underwriting, production, issuance, cancellation or administration of the Reinsured Policies, (b) the investigation, defense, trial, settlement or handling of claims, benefits or payments under the Reinsured Policies, (c) the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies, (d) fines or other penalties associated with escheat or unclaimed property liabilities arising under or relating to the Reinsured Policies, (e) the failure of the Reinsured Policies or the payments thereunder to qualify for their intended or expected tax status, or (f) any tax, penalty or interest imposed in respect of any withholding or reporting obligation of the Ceding Company in respect of taxes.
“Factual Information” shall have the meaning specified in Section 16.01(d).
“FATCA” shall have the meaning specified in Section 15.03.
“Governmental Entity” shall mean any foreign, federal, state, local or other governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court or entity or any instrumentality thereof or any self-regulatory body or arbitral body or arbitrator.
“IMR” shall mean the interest maintenance reserve relating to the Reinsured Liabilities, determined in accordance with Iowa SAP, consisting of the after-tax unamortized deferred gains and losses in respect of the assets maintained in the Modco Account.
“Investment Management Agreement” shall have the meaning specified in Section 8.03.
“Investment Manager” shall have the meaning specified in Section 8.03.
“Iowa SAP” shall mean the statutory accounting principles and practices prescribed or permitted for Iowa life insurance companies by the Iowa Insurance Division, consistently applied by the Ceding Company; provided, that, for the avoidance of doubt, Iowa SAP as applied by the Ceding Company shall include the methodology for calculating indexed annuity product reserves set forth in Iowa Administrative Code Chapter 191-97 to the extent applicable.
“Law” shall mean any law, statute, ordinance, written rule or regulation, order, injunction, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity.
“Modco Account” shall have the meaning specified in Section 8.01(a).
“Modco Adjustment” shall mean, as of any date of determination, an amount equal to (a) the Modco Reserves as of such date, plus (b) the IMR as of such date, minus (c) the Statutory Carrying Value of the assets maintained in the Modco Account (including the Quota Share of the Statutory Carrying Value of the assets maintained in the Allianz Trust Account) as of such date, minus (d) any amounts due and unpaid by the Ceding Company under Section 7.03(a) or (b).
“Modco Excess Withdrawals” shall have the meaning specified in Section 8.01(c).
“Modco Reserves” shall mean an amount equal to the Quota Share of the Net Statutory Reserves.
“Monthly Accounting Period” shall have the meaning specified in Section 7.01(b).
“Monthly Accounting Report” shall have the meaning specified in Section 7.01(b).
“Monthly Settlement Amount” shall have the meaning specified in Section 7.03(b).

“Net Statutory Reserves” shall mean the net statutory reserves of the Ceding Company in respect of the Reinsured Policies, which shall be calculated in good faith on a seriatim basis in accordance with Iowa SAP and using valuation interest rates determined in a manner consistent with the Ceding Company’s historical practices; provided, however, that Net Statutory Reserves shall not include (a) additional actuarial reserves (as used in connection with Iowa SAP), if any, established by the Ceding Company as a result of its annual cash flow testing, (b) any asset valuation reserves (as used in connection with Iowa SAP) established by the Ceding Company, (c) any interest maintenance reserves (as used in connection with Iowa SAP) established by the Ceding Company or (d) any other reserve not directly attributable to specific Reinsured Policies.
“Non-Payout Annuities” shall have the meaning specified in Section 7.01(e).
“Non-Public Personal Information” shall have the meaning specified in Section 17.10(b).
“Payout Annuities” shall have the meaning specified in Section 7.01(e).
“Permits” shall mean any licenses, certificates of authority or other similar certificates, registrations, franchises, permits, approvals or other similar authorizations issued to a Person by a Governmental Entity.
“Permitted Assets” shall mean (a) with respect to any asset other than the assets maintained in the Separate Account, cash and any securities or other assets qualifying as admitted assets of the Ceding Company under the applicable Laws of the State of domicile of the Ceding Company and (b) with respect to any assets maintained in the Separate Account, any assets into which the investment portfolio of the Separate Account may be invested pursuant to applicable Law.
“Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity.
“Policy Expenses” shall have the meaning specified in Section 5.01.
“Proprietary Information” shall have the meaning specified in Section 17.10(a).
“Quarterly Accounting Period” shall have the meaning specified in Section 7.01(c).
“Quarterly Accounting Report” shall have the meaning specified in Section 7.01(c).
“Quarterly Settlement Amount” shall have the meaning specified in Section 7.03(c).
“Quota Share” shall mean eighty percent (80%).
“Recapture Amendment” shall have the meaning specified in the Recitals hereto.
“Recapture Assets” shall have the meaning specified in the Recitals hereto.
“Recapture Effective Date” shall mean the date on which the liability of the Reinsurer with respect to all of the Reinsured Policies is terminated pursuant to Section 11.02 or the effective date of the rejection of this Agreement by any Receiver or of a recapture in full.
“Receiver” shall have the meaning specified in Section 11.03(a).
“Reinsurance Premiums” shall mean the Quota Share of the premiums, policy loan principal and interest payments, and other fees, amounts, payments, collections and recoveries received by the Ceding Company with respect to the Reinsured Policies.
“Reinsured Liabilities” shall mean the Quota Share of (a) liabilities of the Ceding Company with respect to claims, net of applicable surrender charges and market value adjustments, if any, for benefits related to partial surrenders, full surrenders, death claims, annuitizations, policy loans and other contractual benefits under the Reinsured Policies, (b) the Reinsurer Extra-Contractual Obligations, (c) liabilities with respect to premium taxes payable by the Ceding Company to the extent relating to premiums with respect to the Reinsured Policies that are issued after June 1, 2018, (d) premium taxes and guaranty fund assessments payable by the Ceding Company to the extent relating to premiums received by the Ceding Company with respect to the Reinsured Policies and (e) trail commissions payable to producers with respect to the Reinsured Policies and other commissions payable with respect to premiums received by the Ceding Company after June 1, 2018 and paid to the Reinsurer; provided, that in no event shall “Reinsured Liabilities” include any Excluded Liabilities.
“Reinsured Policies” shall mean (a) all fixed annuity contracts issued by the Ceding Company on the policy forms that are listed on Schedule I and were in force on June 1, 2018, including any riders that are listed on Schedule I and any amendments or endorsements attached thereto as of June 1, 2018, (b) all fixed annuity contracts assumed by the Ceding Company pursuant to the reinsurance agreements listed on Schedule I, (c) all supplementary contracts, whether with or without life contingencies, issued by the Ceding Company on or following June 1, 2018 upon the annuitization of any annuity contract referenced in (a) or (b) above or (d) below, and (d) all fixed annuity contracts of the type referenced in clause (a) above that were issued by the Ceding Company during the sixty (60) days following June 1, 2018, including any amendments or endorsements attached thereto. The policy numbers for all Reinsured Policies described in (a) and (b) are set forth in Schedule I.
“Reinsurer” shall have the meaning specified in the Preamble hereto.
“Reinsurer Extra-Contractual Obligations” shall mean Extra-Contractual Obligations relating to the Reinsured Policies to the extent caused by, arising from or related to any act of, or failure to act by, the Reinsurer or any of its Affiliates following the June 1, 2018.
“Reserves Report” shall have the meaning specified in Section 7.02(a).
“Seller” shall have the meaning specified in the Recitals hereto.
“Separate Account” shall mean the separate account in which assets are maintained by the Ceding Company to support the Ceding Company’s payment obligations with respect to the separate account fixed annuity contracts comprising the Reinsured Policies.
“Statutory Carrying Value” shall mean, with respect to any asset, as of the relevant date of determination, the amount permitted to be carried by the Ceding Company as an admitted asset consistent with Iowa SAP.
“Terminal Accounting Report” shall have the meaning specified in Section 11.03(a).
“Unamortized Ceding Commission” shall mean an amount equal to: (a) $225,507,330, multiplied by (b)(i) the Modco Reserves as of the Recapture Effective Date, divided by (ii) the Modco Reserves as of the Effective Date; provided, however, that as of any date of determination on or following the tenth anniversary of June 1, 2018, the Unamortized Ceding Commission will be zero.
“Weekly Accounting Report” shall have the meaning specified in Section 7.01(a).
“Weekly Settlement Amount” shall have the meaning specified in Section 7.03(a).
Section 1.02    Other Definitional Provisions.
(a)    For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole, including all Schedules and Exhibits to this Agreement, unless otherwise indicated.
(b)    Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
(c)    The term “including” means “including but not limited to.”
(d)    Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders and vice versa.
(e)    The Schedules and Exhibits hereto are hereby incorporated by reference into the body of this Agreement.
(f)    All references herein to Articles, Sections, Subsections, Paragraphs, Exhibits and Schedules shall be deemed references to Articles and Sections and Subsections and Paragraphs of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.
(g)    All terms defined in this Agreement shall have the defined meaning when used in any Schedule, Exhibit, certificate, report or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein.
ARTICLE II
COVERAGE
Section 2.01    Scope and Basis of Reinsurance.
(a)    This Agreement shall be effective as of 11:59:59 p.m. Eastern Time on the Effective Date.
(b)    This Agreement is an agreement for indemnity reinsurance made solely between the Ceding Company and the Reinsurer.

(c)    Subject to the terms, conditions and limits of this Agreement (including the exclusion from coverage of Excluded Liabilities), the Ceding Company shall automatically cede and the Reinsurer shall automatically reinsure, on a modified coinsurance basis, the Reinsured Liabilities.
(d)    Subject to the terms, conditions and limits of this Agreement (including the exclusion from coverage of Excluded Liabilities), the Reinsurer shall follow the fortunes of the Ceding Company, and to that end the Reinsurer’s liability for the Reinsured Policies shall be identical to that of the Ceding Company and shall be subject to the same risks, terms, conditions, interpretations, waivers, modifications, alterations and cancellations to which the Ceding Company is subject with respect to the Reinsured Policies, subject in each case to the Ceding Company’s duty to adhere to its obligations pursuant to Article X.
(e)    Notwithstanding anything to the contrary herein, the Reinsurer shall not be liable for any Excluded Liabilities.
Section 2.02    Policy Changes.
(a)    The Ceding Company shall not, without the prior written consent of the Reinsurer, terminate, amend, modify or waive any provision or provisions of the Reinsured Policies, except to the extent required by applicable Law or the express terms of the Reinsured Policies.
(b)    Any such terminations, amendments, modifications or waivers made without the prior written consent of the Reinsurer shall be disregarded for purposes of this Agreement, and the reinsurance with respect to the affected Reinsured Policy will continue as if such termination, amendment, modification or waiver had not been made.
Section 2.03    Reinstatement of Surrendered Policies. If a Reinsured Policy that has been surrendered is reinstated according to its terms and the Ceding Company’s reinstatement policies, the Reinsurer will, upon notification, automatically reinstate the reinsurance with respect to such Reinsured Policy; provided, that, to the extent that the reinstatement of such Reinsured Policy requires payment of premiums in arrears or reimbursement of claims paid, the Ceding Company shall pay to the Reinsurer all Reinsurance Premiums in arrears and all reimbursements of Reinsured Liabilities paid on such Reinsured Policy.
Section 2.04    Misstatement of Fact. In the event of a change in the amount payable under a Reinsured Policy due to a misstatement of fact, the Reinsurer’s liability with respect to such Reinsured Policy will change proportionately. Such Reinsured Policy will be rewritten from commencement on the basis of the adjusted amounts using premiums and such other terms based on the correct facts, and the proper adjustment for the difference in Reinsurance Premiums, without interest, will be made.
Section 2.05    Credited Rates and Non-Guaranteed Elements. The Ceding Company will be responsible for establishing contractual guarantees, credited interest rates and other non-guaranteed elements of the Reinsured Policies; provided, that the Reinsurer shall be permitted to provide recommendations regarding the contractual guarantees, credited interest rates and other non-guaranteed elements and index strategies of the Reinsured Policies and, to the extent such recommendations comply with applicable Law, generally accepted actuarial standards of practice, and the terms of the Reinsured Policies, the Ceding Company shall not unreasonably take any actions that contravene such recommendations and shall promptly incorporate such recommendations. If the Ceding Company fails to adhere to such recommendations, then the Ceding Company shall promptly notify the Reinsurer in writing of such failure.
Section 2.06    Programs of Internal Replacement. The Ceding Company shall not solicit, or allow any of its Affiliates to solicit, directly or indirectly, policy holders of the Reinsured Policies in connection with any program of internal replacement. The term “program of internal replacement” means any program sponsored or supported by the Ceding Company or any of its Affiliates that is offered to a class of policy owners and in which a Reinsured Policy or a portion of a Reinsured Policy is exchanged for another policy that is written by the Ceding Company or any Affiliate of the Ceding Company or any successor or assignee of any of them.
Section 2.07    Conservation Program. Upon the request of the Reinsurer, the Ceding Company shall reasonably cooperate and work with the Reinsurer in good faith to develop and implement a conservation program with respect to the Reinsured Policies.
Section 2.08    Retrocession. The Reinsurer may retrocede all or any portion of the risks ceded to it pursuant to this Agreement without the consent of the Ceding Company.
Section 2.09    Interest Maintenance Reserve. The Ceding Company and the Reinsurer agree that the IMR shall be ceded to the Reinsurer and maintained in the Modco Account. The IMR shall be calculated by the Ceding Company.
Section 2.10    Valuation of Liabilities. The Reinsurer shall calculate the statutory reserves and tax reserves with respect to the Reinsured Policies.

ARTICLE III
REINSURANCE PREMIUMS
Section 3.01    Reinsurance Premiums. The payment of Reinsurance Premiums and the deposit of the Recapture Assets into the Modco Account is a condition precedent to the liability of the Reinsurer under this Agreement. All Reinsurance Premiums shall be payable in accordance with Section 7.03.
ARTICLE IV
CEDING COMMISSION
Section 4.01    Ceding Commission. Within ten (10) Business Days of the date hereof, as consideration for the transactions contemplated hereunder, the Reinsurer shall transfer to the Ceding Company assets with a fair market value as of the Effective Date equal to $225,507,330.
ARTICLE V
ADMINISTRATION FEE
Section 5.01    Policy Expenses. On a quarterly basis, the Reinsurer shall pay the Ceding Company an administrative expense fee (“Policy Expenses”) to cover the cost of providing all administrative and other services necessary or appropriate in connection with the administration of the Reinsured Policies and the Reinsured Liabilities in an amount calculated in accordance with Schedule II attached hereto. The Policy Expenses shall be payable by the Reinsurer to the Ceding Company in accordance with Section 7.03.
ARTICLE VI
REINSURED LIABILITIES
Section 6.01    Reinsured Liabilities. Subject to Sections 6.02 and 6.03, the Reinsurer shall pay to the Ceding Company the Reinsured Liabilities in accordance with Section 7.03.
Section 6.02    Claims Settlement.
(a)    Subject to Section 6.02(b) and 6.03, the Ceding Company shall be responsible for the settlement of claims with respect to the Reinsured Liabilities in accordance with Article X, applicable Law and the terms and conditions of the Reinsured Policies.
(b)    The Ceding Company shall notify the Reinsurer in writing if the Ceding Company determines that a claim for payment under a Reinsured Policy either requires investigation or should be contested or denied. The Reinsurer and the Ceding Company shall consult in good faith regarding the disposition of any such claim. The Reinsurer may, but shall not be required to, recommend to the Ceding Company how to handle such claim. In the event of any disagreement between the Ceding Company and the Reinsurer as to the validity or amount of such a claim, the Reinsurer shall have final authority over the disposition of such claim.
Section 6.03    Recoveries. Subject to Section 6.02(b), if the Ceding Company obtains any recoveries in respect of a claim with respect to the Reinsured Liabilities paid by it in accordance with the terms of any Reinsured Policy, the Ceding Company shall promptly pay to the Reinsurer the Quota Share of such recoveries.
ARTICLE VII
REPORTING AND SETTLEMENTS
Section 7.01    Ceding Company Reporting.
(a)    Within three (3) Business Days following the end of each calendar week, the Ceding Company shall deliver to the Reinsurer (i) a weekly accounting report, substantially in the form set forth in Exhibit A-1, for such calendar week (a “Weekly Accounting Report”) and (ii) a year-to-date accounting report, substantially in the form set forth in Exhibit A-2, as of the end of such calendar week. The parties shall from time to time amend Exhibit A-1 and Exhibit A-2 as necessary to appropriately effectuate the terms and conditions of this Agreement and to ensure the accounting and settlements made hereunder are correctly computed.
(b)    Within three (3) Business Days following the end of each calendar month (each such calendar month, a “Monthly Accounting Period”), the Ceding Company shall deliver to the Reinsurer an initial monthly accounting report, substantially in the form set forth in Exhibit B-1, setting forth a preliminary report of the policyholder cash flows with respect to such calendar month. Within five (5) Business Days following the end of each Monthly Accounting Period, the Ceding Company shall deliver to the Reinsurer a full monthly accounting report, substantially in the form set forth in Exhibit B-2, which shall set forth (i) a final report with respect to the policyholder cash flows with respect to such calendar month and (ii) certain additional information with respect to such calendar month. Any such monthly accounting report shall be a “Monthly Accounting Report.” The parties shall from time to time amend Exhibit B-1 and Exhibit B-2 as necessary to appropriately effectuate the terms and conditions of this Agreement and to ensure the accounting and settlements made hereunder are correctly computed.
(c)    Within five (5) Business Days following the receipt of the Reserves Report by the Ceding Company, the Ceding Company shall deliver to the Reinsurer a quarterly accounting report (a “Quarterly Accounting Report”) substantially in the form set forth in Exhibit C for such calendar quarter (a “Quarterly Accounting Period”). The parties shall from time to time amend Exhibit C as necessary to appropriately effectuate the terms and conditions of this Agreement and to ensure the accounting and settlements made hereunder are correctly computed.
(d)    Within ten (10) Business Days following the end of each calendar quarter and any Recapture Effective Date, the Ceding Company shall deliver to the Reinsurer a report setting forth the IMR as of the end of such calendar quarter or such Recapture Effective Date, as applicable.
(e)     (i) Within four (4) Business Days following the end of each Monthly Accounting Period, the Ceding Company shall deliver to the Reinsurer, as of the end of such Monthly Accounting Period or the Recapture Effective Date, as applicable, a report of the Reinsured Policies in the form specified by the Reinsurer, which shall include, among other things, data feeds underlying roll-forward of policy count and account values with respect to the Reinsured Policies as identified in Exhibit D, the final form of which the parties will negotiate in good faith and (ii) within three (3) Business Days following the end of each Monthly Accounting Period solely with respect to the payout annuities comprising the Reinsured Policies (the “Payout Annuities”) and within one (1) Business Day following the end of each Monthly Accounting Period with respect to all Reinsured Policies other than the Payout Annuities (the “Non-Payout Annuities”), the Ceding Company shall deliver to the Reinsurer, as of the end of such Monthly Accounting Period or the Recapture Effective Date, as applicable, a report setting forth seriatim information with respect to each of the Reinsured Policies, including the information identified in Exhibit E, the final form of which the parties will negotiate in good faith and which shall be redacted such that it does not include Non-Public Personal Information.
(f)    The Ceding Company shall deliver to the Reinsurer, as of the end of such Monthly Accounting Period or the Recapture Effective Date, as applicable, within five (5) Business Days following the receipt of structured credit assets and cash flows provided by the Investment Manager, or book value calculations provided by the Reinsurer, following the end of each Monthly Accounting Period, a report of the assets held in the Modco Account and an investment accounting report which shall include holdings, book value roll forward and income reports, in each case, on a CUSIP level.
(g)    The Ceding Company shall deliver to the Reinsurer: (i) within five (5) Business Days following the filing of the Ceding Company’s unaudited annual statement with the Iowa Insurance Division but no later than March 20 of each year, a copy of such unaudited annual statement; (ii) within five (5) Business Days of the filing of the Ceding Company’s audited annual statutory financial statements with the Iowa Insurance Division but no later than June 20 of each year, a copy of such annual statutory financial statements; and (iii) within five (5) Business Days following the filing of the Ceding Company’s unaudited quarterly statutory financial statements with the Iowa Insurance Division but no later than sixty (60) calendar days following the end of each calendar quarter, a copy of such unaudited quarterly statutory financial statements.
(h)    Upon request, the Ceding Company will, within a reasonable timeframe, provide the Reinsurer with any additional information related to the Reinsured Policies available to the Ceding Company and not reasonably available to the Reinsurer which the Reinsurer requires in order to complete its financial statements or is otherwise required to comply with regulatory requirements. The Reinsurer will identify and communicate any such requests to the Ceding Company sufficiently in advance of any required deadlines such that the applicable information and timing for the provision thereof can be mutually agreed by the parties.
(i)    The Ceding Company acknowledges that timely and correct compliance with the reporting requirements of this Agreement are a material element of the Ceding Company’s responsibilities hereunder and an important basis of the Reinsurer’s ability to reinsure the risks hereunder. Consistent and material non-compliance with reporting requirements, including extended delays, will constitute a material breach of the terms of this Agreement.
Section 7.02    Reinsurer Reporting.
(a)    Within ten (10) Business Days following the end of each calendar quarter and any Recapture Effective Date, the Reinsurer shall deliver to the Ceding Company a report (the “Reserves Report”) setting forth the Modco Reserves, determined on a seriatim basis, as of the end of such calendar quarter or such Recapture Effective Date, as applicable. The Reinsurer will work with the Ceding Company in good faith to provide reasonable supporting data in connection with the delivery of each Reserves Report.
(b)    Within five (5) Business Days following the end of each calendar quarter, the Reinsurer shall deliver to the Ceding Company (and any applicable investment accounting service provider) a report setting forth, with respect to structured credit assets held in the Modco Account, projected cash flows provided by the Investment Manager or book value calculations prepared by the Reinsurer, which shall be used by the Ceding Company in connection with the preparation of the Quarterly Accounting Report for such calendar quarter.

(c)    The Reinsurer shall deliver to the Ceding Company: (i) a copy of its audited annual statutory financial statements within five (5) Business Days following the filing thereof with the Bermuda Monetary Authority but no later than May 20 of each year, and (ii) a copy of its unaudited quarterly statutory financial statements within five (5) Business Days after the completion thereof but no later than sixty (60) calendar days after the end of each calendar quarter.
(d)    The Reinsurer shall provide to the Ceding Company the additional reports set forth on Schedule III at the times set forth on Schedule III.
(e)    Upon request, the Reinsurer will, within a reasonable timeframe, provide the Ceding Company with any additional information related to the Reinsured Policies available to the Reinsurer and not reasonably available to the Ceding Company which the Ceding Company reasonably requires in order to complete its financial statements or is otherwise required to comply with regulatory requirements. The Ceding Company will identify and communicate any such requests to the Reinsurer sufficiently in advance of any required deadlines such that the applicable information and timing for the provision thereof can be mutually agreed by the parties.
Section 7.03    Settlements.
(a)    An interim net balance payable under this Agreement for each calendar week (as set forth in the applicable Weekly Accounting Report, the “Weekly Settlement Amount”) shall be calculated by the Ceding Company and reported to the Reinsurer in the Weekly Accounting Report delivered with respect to such period. Each Weekly Settlement Amount shall be payable as follows:
(i)    If the Weekly Settlement Amount with respect to any period is positive, then the Ceding Company shall deposit into the Modco Account an amount equal to such Weekly Settlement Amount on the date on which such Weekly Settlement Amount is reported by the Ceding Company to the Reinsurer; or
(ii)    If the Weekly Settlement Amount with respect to any period is negative, then the Ceding Company shall be permitted to withdraw from the Modco Account an amount equal to the absolute value of such Weekly Settlement Amount within two (2) Business Days following the date on which such Weekly Settlement Amount is reported by the Ceding Company to the Reinsurer; provided, that if the absolute value of such Weekly Settlement Amount is greater than the fair market value of the assets maintained in the Modco Account, then the Reinsurer shall pay the amount of such difference to the Ceding Company.
All Weekly Settlement Amounts paid during any Monthly Accounting Period shall be reflected in the Monthly Accounting Report with respect to such Monthly Accounting Period and taken into account in determining the Monthly Settlement Amount with respect to such Monthly Accounting Period. All Weekly Settlement Amounts paid during any Quarterly Accounting Period shall be reflected in the Quarterly Accounting Report with respect to such Quarterly Accounting Period and taken into account in determining the Quarterly Settlement Amount with respect to such Quarterly Accounting Period.
(b)    The net balance payable under this Agreement for each Monthly Accounting Period (as set forth in the applicable Monthly Accounting Report, the “Monthly Settlement Amount”) shall be calculated by the Ceding Company and reported to the Reinsurer in the Monthly Accounting Report delivered with respect to such Monthly Accounting Period. Each Monthly Settlement Amount shall be payable as follows:
(i)    if the Monthly Settlement Amount indicated in the Monthly Accounting Report is positive, then the Ceding Company shall deposit into the Modco Account, on the date of delivery of such Monthly Accounting Report to the Reinsurer, an amount equal to such Monthly Settlement Amount; or
(ii)    if the Monthly Settlement Amount indicated in a Monthly Accounting Report is negative, then the Ceding Company shall be permitted to withdraw from the Modco Account, on the date that is five (5) Business Days following the delivery of the Monthly Accounting Report to the Reinsurer, an amount equal to the absolute value of such Monthly Settlement Amount; provided, that if the absolute value of such negative Monthly Settlement Amount is greater than the fair market value of the assets in the Modco Account as of the last day of the relevant Monthly Accounting Period, then the Reinsurer shall pay the amount of such difference to the Ceding Company no later than five (5) Business Days after the receipt by the Reinsurer of the applicable Monthly Accounting Report.
(c)    The net balance payable under this Agreement for each Quarterly Accounting Period (as set forth in the applicable Quarterly Accounting Report, the “Quarterly Settlement Amount”) shall be calculated by the Ceding Company and reported to the Reinsurer in the Quarterly Accounting Report delivered with respect to such Quarterly Accounting Period. Each Quarterly Settlement Amount shall be payable as follows:
(i)    if the Quarterly Settlement Amount indicated in the Quarterly Accounting Report is positive, then the Ceding Company shall deposit into the Modco Account, on the date of delivery of such Quarterly Accounting Report to the Reinsurer, an amount equal to such Quarterly Settlement Amount; or

(ii)    if the Quarterly Settlement Amount indicated in a Quarterly Accounting Report is negative, then the Ceding Company shall be permitted to withdraw from the Modco Account, on the date that is five (5) Business Days following the delivery of the Quarterly Accounting Report to the Reinsurer, an amount equal to the absolute value of such Quarterly Settlement Amount; provided, that if the absolute value of such negative Quarterly Settlement Amount is greater than the fair market value of the assets in the Modco Account as of the last day of the relevant Quarterly Accounting Period, then the Reinsurer shall pay the amount of such difference to the Ceding Company no later than five (5) Business Days after the receipt by the Reinsurer of the applicable Quarterly Accounting Report.
(d)    The Modco Adjustment payable under this Agreement for each Quarterly Accounting Period (as set forth in the applicable Quarterly Accounting Report) shall be payable as follows:
(i)    if the Modco Adjustment is positive, then the Reinsurer shall pay to the Ceding Company for immediate deposit into the Modco Account such positive amount no later than five (5) Business Days after the receipt by the Reinsurer of the applicable Quarterly Accounting Report; and
(ii)    if the Modco Adjustment is negative, then, on the date of delivery of the Quarterly Accounting Report to the Reinsurer, the Ceding Company shall withdraw assets with a Statutory Carrying Value equal to the absolute value of such negative amount from the Modco Account and pay the absolute value of such negative amount to the Reinsurer.
(e)    Except as otherwise set forth herein, any amount due under this Agreement shall be paid by wire transfer of immediately available funds to the account or accounts designated by the recipient thereof.
Section 7.04    Settlement of Obligations Under ALRe Modco Agreement. Notwithstanding any provision in this Agreement to the contrary, the Parties acknowledge and agree that the “Modco Adjustment” (as defined in the ALRe Modco Agreement) for the “Quarterly Accounting Period” (as defined in the ALRe Modco Agreement) ended December 31, 2019 will be paid following the date hereof in accordance with the Recapture Amendment and this Section 7.04. If such “Modco Adjustment” is positive, then the Ceding Company shall deposit such positive amount into the Modco Account promptly following its receipt of such amount from ALRe. If such “Modco Adjustment” is negative, then the Ceding Company shall be permitted to withdraw assets from the Modco Account with a Statutory Carrying Value equal to the absolute value of such negative amount and transfer such assets to ALRe.
ARTICLE VIII
MODCO ACCOUNT
Section 8.01    Modco Account.
(a)    As of the Effective Date, the Ceding Company shall (i) establish a modified coinsurance account (the “Modco Account”) on the books and records of the Ceding Company which shall consist of, collectively, a custody account established by the Ceding Company with The Bank of New York Mellon (as custodian of such custody account, the “Custodian”), a Quota Share allocation of the assets maintained by the Ceding Company in the Allianz Trust Account, a Quota Share allocation of the assets maintained by the Ceding Company in the portfolio of the Separate Account supporting the Ceding Company’s payment obligations with respect to the separate account fixed annuity contracts comprising the Reinsured Policies and (ii) deposit into the Modco Account the Recapture Assets. The Modco Account and the assets maintained therein will be owned and maintained by the Ceding Company and will be used exclusively for the purposes set forth in this Agreement. The assets maintained in the Modco Account shall be invested in and consist only of Permitted Assets, and the Permitted Assets shall be valued, for the purposes of this Agreement, according to their Statutory Carrying Value. In accordance with Iowa SAP, the Ceding Company elects to cede all capital gains and losses in respect of the assets maintained in the Modco Account to the Reinsurer on a gross basis.
(b)    Notwithstanding any other provision hereof, assets held in the Modco Account may be withdrawn by the Ceding Company at any time and shall be utilized and applied by the Ceding Company or any of its successors in interest by operation of law, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, only for the following purposes:
(i)    to reimburse the Ceding Company for the Quota Share of premiums which are returned to the owners of the Reinsured Policies because of cancellations of such Reinsured Policies;
(ii)    to reimburse the Ceding Company for the Reinsured Liabilities paid pursuant to the provisions of the Reinsured Policies;
(iii)    to pay any Weekly Settlement Amount, Monthly Settlement Amount, Quarterly Settlement Amount and other undisputed amounts due to the Ceding Company under this Agreement; and
(iv)    to pay any Modco Adjustment due from the Ceding Company to the Reinsurer;

provided, however, that, other than withdrawals made by the Ceding Company for the purpose of effectuating the payment of the Weekly Settlement Amounts, Monthly Settlement Amounts, Quarterly Settlement Amounts and Modco Adjustments, the Ceding Company shall not withdraw funds from the Modco Account until the expiration of any payment period afforded the Reinsurer hereunder, and then only upon providing the Reinsurer with written notice at least five (5) Business Days prior to such withdrawal.
(c)    The Ceding Company shall promptly return to the Modco Account any assets withdrawn in excess of the actual amounts required in paragraphs (i) through (iv) immediately above or any amounts that are subsequently determined not to be due under such paragraphs (“Modco Excess Withdrawals”). The Ceding Company shall also pay interest on any Modco Excess Withdrawals at a rate determined in accordance with Section 17.02 from and including the date of withdrawal to but excluding the date on which the Modco Excess Withdrawal is returned to the Modco Account. Any Modco Excess Withdrawals shall be held by the Ceding Company or any successor in interest of the Ceding Company in trust for the benefit of the Reinsurer and shall at all times be maintained separate and apart from any assets of the Ceding Company, for the sole purposes described in paragraphs (i) through (iv) immediately above.
(d)    Determinations of statutory impairments of assets maintained in the Modco Account shall be made by the Ceding Company and shall be (i) based upon the statutory rules and guidelines and the impairment policy used by the Ceding Company and its auditors for purposes of calculating statutory impairments reflected in the Ceding Company’s statutory financial statements and (ii) subject to consultation between the Reinsurer and the Ceding Company. The Ceding Company shall promptly notify the Reinsurer in writing if the Ceding Company determines that any assets maintained in the Modco Account have become impaired for purposes of determining Statutory Carrying Value. Such notice shall describe any such assets, the reason for the impairment and the effect on Statutory Carrying Value of such assets.
(e)    The Reinsurer shall bear the administrative costs and expenses related to the establishment and maintenance of the Modco Account, including the fees of the Custodian to the extent relating to the Modco Account and the fees of any investment manager appointed pursuant to Section 8.03 (including any sub-investment manager appointed in accordance with the Investment Management Agreement). The Ceding Company shall promptly forward to the Reinsurer any invoice it receives relating to such costs and expenses. On the fifth (5th) Business Day following the date on which it delivers such invoice to the Reinsurer, the Ceding Company shall authorize the withdrawal of the amount of such costs and expenses from the Modco Account; provided, that if such amount is greater than the Statutory Carrying Value of the assets in the Modco Account, then the Reinsurer shall pay the amount of such difference to the Ceding Company no later than eight (8) Business Days following the delivery of such invoice to the Reinsurer.
(f)    The performance of the assets maintained in the Modco Account, including of all investment income paid or accrued, investment gains or losses, defaults and/or statutory impairments, will inure to the sole benefit or cost of the Reinsurer.
Section 8.02    Credit for Reinsurance. The Ceding Company shall own the Modco Account and the assets maintained therein, and the Reinsurer will not be required to provide reserve credit in respect of the Reinsured Liabilities ceded hereunder on a modified coinsurance basis. If a change in applicable law or Iowa SAP or interpretation thereof (a) requires reserve credit in respect of the Reinsured Liabilities ceded on a modified coinsurance basis hereunder to be obtained or (b) results in the Ceding Company not being able to treat the business ceded hereunder as qualifying for reinsurance accounting under Iowa SAP, then the parties shall take all actions as may be reasonably necessary to ensure that the Ceding Company receives credit on its statutory financial statements in its domiciliary State for the reinsurance provided hereunder or that the reinsurance hereunder qualifies for reinsurance accounting under Iowa SAP, as applicable. The Reinsurer shall take actions as reasonably necessary and, in its reasonable discretion, may elect among the methods available to it in ensuring that such reserve credit is obtained.
Section 8.03    Investment Management. Pursuant to an investment management agreement (the “Investment Management Agreement”), the Ceding Company has appointed Apollo Insurance Solutions Group LLC (formerly known as Athene Asset Management LLC) as investment manager to provide investment management services with respect to the assets maintained in the Modco Account (the “Investment Manager”). The Ceding Company shall not amend, modify or change the terms of the Investment Management Agreement, including the investment guidelines attached as an exhibit thereto, or remove or replace the Investment Manager without the prior written consent of the Reinsurer. If the Ceding Company and the Reinsurer agree to any amendments, modifications or changes to the investment guidelines relating to the assets maintained in the Modco Account, then the Ceding Company shall propose such changes in writing to the Investment Manager in accordance with the terms of the Investment Management Agreement. The Ceding Company shall not propose any additional limitations (including with respect to asset allocations) on the assets maintained in the Modco Account without the prior written consent of the Reinsurer. In the event that the Investment Manager is removed or resigns, the Ceding Company shall appoint a replacement investment manager as directed by the Reinsurer. The replacement investment manager shall accept its appointment by entering into an investment management agreement in a form acceptable to the Ceding Company and the Reinsurer, and substantially similar to the Investment Management Agreement.
ARTICLE IX
HEDGING
Section 9.01    Hedging. The Reinsurer shall be responsible for hedging its share of the index risk and other risk associated with the Reinsured Policies.

ARTICLE X
ADMINISTRATION
Section 10.01    Policy Administration. The Ceding Company shall provide all required, necessary and appropriate claims, administrative and other services, including reporting under Article VII, with respect to the Reinsured Policies and the Separate Account. The Ceding Company shall conduct its administration and claims practices with respect to the Reinsured Policies (a) with a level of skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in similar circumstances, (b) in accordance with applicable Law and the terms of the Reinsured Policies, and (c) in a manner no less favorable to the Reinsurer and the Reinsured Polices than those used by the Ceding Company with respect to other policies of the Ceding Company not reinsured by the Reinsurer hereunder. The Ceding Company shall not outsource any administrative functions or claims administration with respect to the Reinsured Policies or this Agreement without the prior written consent of the Reinsurer. If the Reinsurer consents to any outsourcing of any administrative functions or claims administration with respect to the Reinsured Policies or this Agreement, the Ceding Company shall secure the Reinsurer’s right to audit and inspect the party performing such outsourced services.
Section 10.02    Record-Keeping.
(a)    Each of the Ceding Company and Reinsurer shall maintain all records and correspondence for services performed by such party hereunder relating to the Reinsured Policies in accordance with industry standards of insurance record-keeping. In addition, such records shall be made available for examination, audit, and inspection by the other party, or the department of insurance of any State within whose jurisdiction the Ceding Company or the Reinsurer operates. The Ceding Company and the Reinsurer further agree that in the event of the termination of this Agreement, any such records in the possession of the Reinsurer shall promptly be duplicated and forwarded to the Ceding Company unless otherwise instructed.
(b)    The Ceding Company shall establish and maintain an adequate system of internal controls and procedures for financial reporting relating to the Reinsured Policies and the Separate Account, including associated documentation, and shall make such documentation available for examination and inspection by the Reinsurer. All reports provided by the Ceding Company pursuant to Article VII shall be prepared in accordance with such system and procedures and shall be consistent with the Ceding Company’s books and records.
ARTICLE XI
TERM AND TERMINATION
Section 11.01    Duration of Agreement. This Agreement shall continue in force until such time as the Ceding Company has no further liabilities or obligations with respect to the Reinsured Liabilities. In the event this Agreement is terminated, the Ceding Company shall promptly notify the Iowa Insurance Division of such termination.
Section 11.02    Recapture.
(a)    Neither party shall be permitted to cause a recapture of the Reinsured Policies except in accordance with this Section 11.02. For the avoidance of doubt, neither party shall be permitted to cause a partial recapture of the Reinsured Policies pursuant to this Section 11.02.
(b)    Recapture for Non-Payment. Either party may cause the Reinsured Policies to be recaptured in full and this Agreement to be terminated as to all Reinsured Policies if the other party fails to pay any amounts due under this Agreement within thirty (30) calendar days following written notice of non-payment from the non-defaulting party.
(c)    Recapture by Ceding Company for Other Material Breach. The Ceding Company may terminate this Agreement and recapture all of the Reinsured Policies in the event the Reinsurer materially breaches this Agreement and fails to cure such material breach within thirty (30) calendar days following written notice thereof from the Ceding Company.
(d)    Recapture for Insolvency of Reinsurer. The Ceding Company may terminate this Agreement and recapture all of the Reinsured Policies in the event that the Reinsurer becomes insolvent (as set forth in Article XIV) by promptly providing the Reinsurer or its Authorized Representative with written notice of recapture, to be effective as of the date on which the Reinsurer’s insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the termination of this Agreement shall not apply under such circumstances
Section 11.03    Recapture Payment.
(a)    In the event the Reinsured Policies are recaptured in full (including if this Agreement is rejected by any liquidator, receiver, rehabilitator, trustee or similar Person acting on behalf of the Ceding Company (a “Receiver”)), a net accounting and settlement as to any balance due under this Agreement shall be undertaken by the Ceding Company in accordance with Article VII, which calculations shall be as of the Recapture Effective Date. Within thirteen (13) Business Days following the Recapture Effective Date, the Ceding Company shall deliver to the Reinsurer a final Quarterly Accounting Report, each as of the Recapture Effective Date (collectively, the “Terminal Accounting

Report”), and the final Quarterly Settlement Amount and final Modco Adjustment set forth in such Terminal Accounting Report shall be paid in accordance with Section 7.03. In addition, within thirteen (13) Business Days following the Recapture Effective Date, the Ceding Company shall pay to the Reinsurer an amount equal to the Unamortized Ceding Commission in cash by wire transfer of immediately available funds.
(b)    Either party’s right to terminate the reinsurance provided hereunder will not prejudice its right to collect amounts owed to it hereunder, including applicable interest as specified in Section 17.02, for the period during which such reinsurance was in force, through and including any notice period.
Section 11.04    Survival. All provisions of this Agreement will survive any termination of this Agreement and recapture of the Reinsured Policies to the extent necessary to carry out the purpose of this Agreement.
ARTICLE XII
ERRORS AND OMISSIONS
Section 12.01    Errors and Omissions. Any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight or clerical error relating to the administration of reinsurance by either party will not constitute a breach of this Agreement; provided, that, upon discovery, the error shall be promptly corrected so that both parties are restored to the position they would have occupied had the oversight or clerical error not occurred. In the event a payment is corrected, the party receiving the payment shall be entitled to interest in accordance with Section 17.02. Should it not be possible to restore both parties to this position, the party responsible for the oversight or clerical error will be responsible for any resulting liabilities and expenses.
ARTICLE XIII
DISPUTE RESOLUTION
Section 13.01    Negotiation.
(a)    Within fifteen (15) calendar days after the Reinsurer or the Ceding Company has given the other party written notification of a specific dispute arising out of or relating to this Agreement, each party will appoint a designated officer of its company to attempt to resolve such dispute. The officers will meet at a mutually agreeable time and location as soon as reasonably possible and as often as reasonably necessary in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. Any such meetings may be held by telephone or video conference. The officers will discuss the matter in dispute and will negotiate in good faith without the necessity of formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.
(b)    If the officers cannot resolve the dispute within thirty (30) calendar days of their first meeting, the dispute will be submitted to formal arbitration pursuant to Section 13.02, unless the parties agree in writing to extend the negotiation period for an additional thirty (30) calendar days.
Section 13.02    Arbitration; Waiver of Trial by Jury.
(a)    It is the intention of the Reinsurer and the Ceding Company that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. If the Reinsurer and the Ceding Company cannot mutually resolve a dispute that arises out of or relates to this Agreement, including the validity of this Agreement, and the dispute cannot be resolved through the negotiation process, then the dispute will be finally settled by arbitration in accordance with the provisions of this Section 13.02.
(b)    To initiate arbitration, either the Ceding Company or the Reinsurer will notify the other party by certified mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought.
(c)    Any arbitration pursuant to this Section 13.02 will be conducted before a panel of three (3) arbitrators who will be current or former officers of life insurance or reinsurance companies other than the parties to this Agreement, their Affiliates or subsidiaries, or other professionals with experience in life insurance or reinsurance; provided, that such professionals shall not have performed services for either party or its Affiliates within the previous five (5) years. Each of the arbitrators will be familiar with the prevailing customs and practices for reinsurance in the life insurance and reinsurance industry in the United States. Each of the parties will appoint one arbitrator and the two (2) so appointed will select the third arbitrator who shall be independent and impartial. If either party refuses or fails to appoint an arbitrator within sixty (60) calendar days after the other party has given written notice to such party of its arbitrator appointment, the party that has given notice may appoint the second arbitrator. If the two (2) arbitrators do not agree on a third arbitrator within thirty (30) calendar days of the appointment of the second arbitrator, then the third arbitrator shall be selected by the ARIAS-U.S. Umpire Selection Procedure (available at www.ARIAS-US.org), subject to the arbitrator qualification requirements of this paragraph.

(d)    Each arbitration hearing under this Agreement will be held on the date set by the arbitrators at a mutually agreed upon location. In no event will this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. Notwithstanding Section 17.17, the arbitration and this Section 13.02 shall be governed by Title 9 (Arbitration) of the United States Code.
(e)    The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the insurance and reinsurance industries rather than on strict interpretation of the law. The decision of the arbitrators will be made by majority rule and will be final and binding on both parties, unless (i) the decision was procured by corruption, fraud or other undue means; (ii) there was evident partiality by an arbitrator or corruption in any of the arbitrators or misconduct prejudicing the rights of any party; or (iii) the arbitrators exceeded their powers. Subject to the preceding sentence, neither party may seek judicial review of the decision of the arbitrators. The arbitrators shall enter an award which shall do justice between the parties and the award shall be supported by written opinion. The parties agree that the federal courts in the State of Iowa, or the State courts of such State, have jurisdiction to hear any matter relating to compelling arbitration or enforcing the judgment of an arbitral panel, and the parties hereby consent to such jurisdiction. Each party hereby waives, to the fullest extent permitted by Law, any objection it may now or hereafter have to the laying of such venue, or any claim that a proceeding has been brought in an inconvenient forum. In addition, the Ceding Company and the Reinsurer hereby consent to service of process out of such courts at the addresses set forth in Section 17.06.
(f)    Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly bear the expense of the third arbitrator.
(g)    Waiver of Trial by Jury. THE REINSURER AND THE CEDING COMPANY HEREBY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT.
ARTICLE XIV
INSOLVENCY
Section 14.01    Insolvency.
(a)    A party to this Agreement will be deemed “insolvent” when it:
(i)    applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (the “Authorized Representative”) of its properties or assets;
(ii)    is adjudicated as bankrupt or insolvent;
(iii)    files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar Law; or
(iv)    becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.
(b)    In the event of the insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect.
(c)    Insolvency of the Ceding Company. In the event of the insolvency, liquidation or rehabilitation of the Ceding Company or the appointment of a liquidator, receiver or statutory successor of the Ceding Company, the reinsurance coverage provided hereunder shall be payable by the Reinsurer directly to the Ceding Company or to its liquidator, receiver or statutory successor, on the basis of the liability of the Ceding Company for the Reinsured Liabilities without diminution because of such insolvency, liquidation, rehabilitation or appointment or because such liquidator, receiver or statutory successor has failed to pay any claims or any portion thereof. In any such event, the reinsurance being provided hereunder shall be payable immediately upon demand, with reasonable provision for verification, on the basis of claims allowed against the Ceding Company by any court of competent jurisdiction or by any liquidator, receiver or statutory successor. In any such event, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice to the Reinsurer of the pendency of each claim against the Ceding Company with respect to such Reinsured Liabilities within a reasonable time after each such claim is filed in the insolvency, liquidation or rehabilitation proceeding. During the pendency of any such claims, the Reinsurer may, at its own expense, investigate such claim and interpose in the proceeding in which such claim is to be adjudicated any defense or defenses that the Reinsurer may reasonably deem available to the Ceding Company or its liquidator, receiver or statutory successor. For the avoidance of doubt, the Reinsurer will be liable only for benefits reinsured as benefits become due under the terms of the Reinsured Policies and will not be or become liable for any amounts or reserves to be held by the Ceding Company as to the Reinsured Policies or for any damages or payments resulting from the termination or restructuring of the Reinsured Policies, in each case, that are not otherwise expressly covered by this Agreement.

ARTICLE XV
TAXES
Section 15.01    Taxes. No taxes, allowances, or other expenses will be paid by the Reinsurer to the Ceding Company for any Reinsured Policy, except as specifically referred to in this Agreement.
Section 15.02    DAC Tax Election. The Ceding Company and the Reinsurer hereby elect and agree under Treasury Regulations Section 1.848-2(g)(8) as follows:
(a)    The Ceding Company and the Reinsurer will each attach a schedule to its federal income tax return for the first taxable year ending after the Effective Date that identifies this Agreement as a reinsurance agreement for which a joint election under Treasury Regulation Section 1.848-2(g)(8) has been made, and will otherwise file its respective federal income tax returns in a manner consistent with the provisions of Treasury Regulation Section 1.848-2 as in effect on the date this Agreement is executed;
(b)    For each taxable year under this Agreement, the party hereto with the net positive consideration, as defined in the regulations promulgated under Section 848 of the Code, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code;
(c)    The Ceding Company and the Reinsurer agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Code and applicable Treasury Regulations;
(d)    The first tax year for which this election is effective is the taxable year ending December 31, 2019 (the “Effective Tax Year”);
(e)    The Reinsurer will submit to the Ceding Company by May 15 each year its calculation of the amount of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement that the Reinsurer will report such amount of net consideration in its tax return for the preceding calendar year;
(f)    The Ceding Company may contest such calculation by providing an alternative calculation to the Reinsurer in writing within thirty (30) calendar days of the Ceding Company’s receipt of the Reinsurer’s calculation. If the Ceding Company does not so notify the Reinsurer, the Ceding Company will report the amount of net consideration as determined by the Reinsurer in the Ceding Company’s tax return for the previous calendar year;
(g)    If the Ceding Company contests the Reinsurer’s calculation of the amount of net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) calendar days of the date on which the Ceding Company submits its alternative calculation.
Both the Ceding Company and the Reinsurer are subject to U.S. taxation under Subchapter L of Chapter 1 of the Code.
Section 15.03    FATCA. Both the Reinsurer and the Ceding Company agree to provide all information necessary to comply (or permit the other Party to comply) with Sections 1471 - 1474 of the Code (“FATCA”) and any regulations or other guidance issued pursuant thereto and any information necessary for the Reinsurer or the Ceding Company to enter into an agreement described in Section 1471(b) of the Code and to comply with the terms of that agreement or to comply with the terms of any inter-governmental agreements between the U.S. and any other jurisdictions relating to FATCA. This information shall be provided upon execution of this Agreement, promptly upon reasonable demand by either Party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect.
Section 15.04    DAC Reimbursement. Reinsurer shall compensate Ceding Company for certain tax costs arising as a result of this Agreement, pursuant to the provisions of this Section 15.04.
(a)    Within sixty (60) days following the filing of the federal income tax return filed in respect of the Ceding Company for the Effective Tax Year, the Ceding Company shall deliver to Reinsurer a calculation of the “Initial Year Tax Cost,” pursuant to the provisions of this Section 15.04(a)(i):
(i)    “Initial Year Net Positive Consideration” shall mean the “net positive consideration” received by Ceding Company with respect to this Agreement for the Effective Tax Year, calculated in accordance with the provisions of Treas. Reg. Section 1.848-2(f);
(ii)    “Initial Year Capitalization Amount” shall mean the amount of general deductions the Ceding Company is required to capitalize and amortize under the provisions of Section 848 of the Code in the Effective Tax Year as a result of receiving the Initial Year Net Positive Consideration, taking into account (i) any amount permitted to be amortized in the Effective Tax Year, (ii) the status of each Reinsured Policy as a “specified insurance contract” as defined in Section 848(e) of the Code, and (iii) any other relevant facts, computed on a “with and without” basis, taking into account all other consideration received or paid by the Ceding Company for the Effective Tax Year. For the avoidance of doubt, the “with and without” calculation shall be performed by comparing the amount required to be capitalized for the Effective Tax Year to the amount that would have been required to be capitalized if the Recapture Amendment and related transactions not occurred.
(iii)    “Initial Year Tax Cost” shall mean the amount of additional federal income Tax the Ceding Company is actually required to pay for the Effective Tax Year as a result of being required to capitalize the Initial Year Capitalization Amount, computed on a “with and without” basis. The “with and without” calculation shall be performed (i) by comparing the amount of federal income Tax the Ceding Company is actually required to pay for the Effective Tax Year to the amount of federal income Tax the Ceding Company would actually be required to pay for the Effective Tax Year if the Recapture Amendment and related transactions had not occurred and (ii) by disregarding any carryforward of net operating loss from any tax year prior to the Effective Tax Year.
(iv)    In addition, the Ceding Company shall deliver supporting information reasonably necessary for the Reinsurer to review the calculations of the foregoing.
(b)    The parties shall negotiate in good faith to resolve any disagreements regarding the calculation set forth in Section 15.04(a).
(c)    The Reinsurer shall pay to the Ceding Company the lesser of (i) the Initial Year Tax Cost and (ii) five hundred fifty thousand dollars ($550,000), which payment shall be made as part of the first monthly settlement under Section 7.03(b) following the resolution of any disagreements as to the amount of Initial Year Tax Cost (or notification by Reinsurer it has no disagreement with the amount proposed).
ARTICLE XVI
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 16.01    Representations and Warranties of the Ceding Company. The Ceding Company hereby represents and warrants to the Reinsurer, as of the Effective Date, as follows:
(a)    Organization and Qualification. The Ceding Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Iowa and has all requisite corporate power and authority to operate its business as now conducted, and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.
(b)    Authorization. The Ceding Company has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement. The execution and delivery by the Ceding Company of this Agreement, and the consummation by the Ceding Company of the transactions contemplated by, and the performance by the Ceding Company of its obligations under, this Agreement have been duly authorized by all requisite corporate action on the part of the Ceding Company. This Agreement has been duly executed and delivered by the Ceding Company, and (assuming due authorization, execution and delivery by the Reinsurer) this Agreement constitutes the legal, valid and binding obligation of the Ceding Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws relating to or affecting creditors’ rights generally.
(c)    No Conflict. The execution, delivery and performance by the Ceding Company of, and the consummation by the Ceding Company of the transactions contemplated by, this Agreement do not and will not (i) violate or conflict with the organizational documents of the Ceding Company, (ii) conflict with or violate any Law or Permit of any Governmental Entity applicable to the Ceding Company or by which it or its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any agreement, lease, note, bond, loan or credit agreement, mortgage, indenture or other instrument, obligation or contract of any kind to which the Ceding Company or any of its subsidiaries is a party or by which the Ceding Company or any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clause (iii), any such conflicts, violations, breaches, loss of contractual benefits, defaults or rights that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.
(d)    Factual Information Relating to the Reinsured Policies. The information relating to the business reinsured under this Agreement and the Reinsured Policies that was supplied by or on behalf of the Ceding Company to the Reinsurer or any of the Reinsurer’s Affiliates or representatives in connection with this Agreement or the ALRe Modco Agreement (such information, the “Factual Information”), as of the date supplied (or if later corrected or supplemented prior to the date hereof, as of the date corrected or supplemented), did not contain any untrue statement of a material fact or omit to state any material fact necessary to make such Factual Information, taken as a whole, not misleading in light of the circumstances under which the statements contained therein were made, and was otherwise complete and accurate in all material respects. The Factual Information was compiled in a commercially reasonable manner given its intended purpose.

(e)    Solvency. The Ceding Company is and will be Solvent on a statutory basis immediately after giving effect to this Agreement. For the purposes of this Section 16.01(e), “Solvent” means that: (i) the aggregate assets of the Ceding Company are greater than the aggregate liabilities of the Ceding Company, in each case determined in accordance with Iowa SAP; (ii) the Ceding Company does not intend to, and does not believe that it will, incur debts or other liabilities beyond its ability to pay such debts and other liabilities as they come due; and (iii) the Ceding Company is not engaged in a business or transaction, and does not contemplate engaging in a business or transaction, for which the Ceding Company’s assets would constitute unreasonably insufficient capital.
(f)    Governmental Licenses. The Ceding Company has all Permits necessary to conduct its business as currently conducted and execute and deliver, and perform its obligations under, this Agreement, except in such cases where the failure to have a Permit has not had and would not reasonably be expected to have a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement. All Permits that are material to the conduct of the Ceding Company’s business are valid and in full force and effect. The Ceding Company is not subject to any pending Action or, to the knowledge of the Ceding Company, any threatened Action that seeks the revocation, suspension, termination, modification or impairment of any Permit that, if successful, would reasonably be expected to have, or with the passage of time become, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.
(g)    Separate Account. The Separate Account has been maintained in accordance with applicable Law. No plan of operations with respect to the Separate Account was required to be filed and approved by any Governmental Entity.
Section 16.02    Covenants of the Ceding Company.
(a)    Investigations. To the extent permitted by applicable Law, the Ceding Company shall promptly notify the Reinsurer, in writing, of any and all investigations of the Ceding Company conducted by any Governmental Entity commencing after the date hereof, other than routine State insurance department examinations that do not relate to the business reinsured pursuant to this Agreement or would not otherwise reasonably be expected to adversely affect the performance by the Ceding Company of its obligations under this Agreement; provided, however, that the Ceding Company may withhold any notice otherwise required to be delivered pursuant to this Section 16.02(a) to the extent that the delivery thereof to the Reinsurer would result in a waiver of the attorney-client privilege, the work-product doctrine or any other applicable legal privilege or similar doctrine.
(b)    Statutory Accounting Principles. The Ceding Company shall prepare its financial statements as required by, and in accordance with, Iowa SAP.
(c)    Existence; Conduct of Business. The Ceding Company shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Permits and privileges material to the conduct of its business.
(d)    Compliance with Law. The Ceding Company shall comply with all Laws applicable to, and all Permits issued by any Governmental Entity to, the Ceding Company or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Ceding Company’s ability to perform its obligations, or on the Reinsurer’s rights or obligations, under this Agreement.
(e)    Governmental Notices. The Ceding Company shall provide the Reinsurer, within five (5) Business Days after receipt thereof, copies of any written notice or report from any Governmental Entity with respect to the business reinsured under this Agreement and a written summary of any material oral communication with any Governmental Entity with respect to the business reinsured under this Agreement.
(f)    Restrictions on Liens. The Ceding Company shall not create, incur, assume or suffer to exist any liens on the assets in the Modco Account (whether owned on the date of this Agreement or hereafter acquired), or on any interest therein or the proceeds thereof.
(g)    Plan of Operations. The Ceding Company shall not establish, amend or otherwise modify any plan of operations with respect to the Separate Account without the prior written approval of the Reinsurer.
Section 16.03    Representations and Warranties of the Reinsurer. The Reinsurer hereby represents and warrants to the Ceding Company, as of the Effective Date, as follows:
(a)    Organization and Qualification. The Reinsurer is a Bermuda Class E insurer under the Insurance Act 1978 duly established, validly existing and in good standing under the Laws of Bermuda and has all requisite corporate power and authority to operate its business as now conducted, and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.
(b)    Authorization. The Reinsurer has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement. The execution and delivery by the Reinsurer of this Agreement, and the consummation by the Reinsurer of the transactions contemplated by, and the performance by the Reinsurer of its obligations under, this Agreement have been duly authorized by all requisite corporate action on the part of the Reinsurer. This Agreement has been duly executed and delivered by the Reinsurer, and (assuming due authorization, execution and delivery by the Ceding Company) this Agreement constitutes the legal, valid and binding obligation of the Reinsurer, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws relating to or affecting creditors’ rights generally.
(c)    No Conflict. The execution, delivery and performance by the Reinsurer of, and the consummation by the Reinsurer of the transactions contemplated by, this Agreement do not and will not (i) violate or conflict with the organizational documents of the Reinsurer, (ii) conflict with or violate any Law or Permit of any Governmental Entity applicable to the Reinsurer or by which it or its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any agreement, lease, note, bond, loan or credit agreement, mortgage, indenture or other instrument, obligation or contract of any kind to which the Reinsurer or any of its subsidiaries is a party or by which the Reinsurer or any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clause (iii), any such conflicts, violations, breaches, loss of contractual benefits, defaults or rights that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.
(d)    Governmental Licenses. The Reinsurer has all Permits necessary to conduct its business as currently conducted and execute and deliver, and perform its obligations under, this Agreement, except in such cases where the failure to have a Permit has not had and would not reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement. All Permits that are material to the conduct of the Reinsurer’s business are valid and in full force and effect. The Reinsurer is not subject to any pending Action or, to the knowledge of the Reinsurer, any threatened Action that seeks the revocation, suspension, termination, modification or impairment of any Permit that, if successful, would reasonably be expected to have, or with the passage of time become, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.
Section 16.04    Covenants of the Reinsurer.
(a)    Investigations. To the extent permitted by applicable Law, the Reinsurer shall promptly notify the Ceding Company, in writing, of any and all investigations of the Reinsurer conducted by any Governmental Entity commencing after the date hereof, other than routine Bermuda Monetary Authority examinations that do not relate to the business reinsured pursuant to this Agreement or would not otherwise reasonably be expected to adversely affect the performance by the Reinsurer of its obligations under this Agreement; provided, however, that the Reinsurer may withhold any notice otherwise required to be delivered pursuant to this Section 16.04(a) to the extent that the delivery thereof to the Ceding Company would result in a waiver of the attorney-client privilege, the work-product doctrine or any other applicable legal privilege or similar doctrine.
(b)    Statutory Accounting Principles. The Reinsurer shall prepare its financial statements as required by, and in accordance with, Bermuda statutory accounting principles.
(c)    Existence; Conduct of Business. The Reinsurer shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Permits and privileges material to the conduct of its business.
(d)    Compliance with Law. The Reinsurer shall comply with all Laws applicable to, and all Permits issued by any Governmental Entity to, the Reinsurer or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations, or on the Ceding Company’s rights or obligations, under this Agreement.
(e)    Governmental Notices. The Reinsurer shall provide the Ceding Company, within five (5) Business Days after receipt thereof, copies of any written notice or report from any Governmental Entity with respect to the business reinsured under this Agreement and a written summary of any material oral communication with any Governmental Entity with respect to the business reinsured under this Agreement.
ARTICLE XVII
MISCELLANEOUS
Section 17.01    Currency. All payments due under this Agreement shall be made in U.S. Dollars.
Section 17.02    Interest. All amounts due and payable by the Ceding Company or the Reinsurer under this Agreement that remain unpaid for more than fifteen (15) calendar days from the date due hereunder will incur interest from the date due hereunder. Except as otherwise set forth in this Agreement, such interest shall accrue at a rate equal to six percent (6%) per annum, calculated on a 30/360 basis.

Section 17.03    Right of Setoff and Recoupment.
(a)    Each of the Ceding Company and the Reinsurer shall have, and may exercise at any time and from time to time, the right to setoff or recoup any undisputed balance or balances, whether on account of Reinsurance Premiums, allowances, credits, Reinsured Liabilities or otherwise, due from one party to the other under this Agreement and may setoff or recoup such balance or balances against any balance or balances due to the former from the latter under this Agreement.
(b)    The parties’ setoff rights may be enforced notwithstanding any other provision of this Agreement including the provisions of Article XIV.
Section 17.04    No Third-Party Beneficiaries. This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer. The acceptance of risks under this Agreement by the Reinsurer will create no right or legal relation between the Reinsurer and the insured, owner, beneficiary, or assignee of any insurance policy of the Ceding Company. In addition, nothing expressed or implied in this Agreement is intended to or shall confer remedies, obligations or liabilities upon any Person other than the parties hereto and their respective administrators, successors, legal representatives and permitted assigns or relieve or discharge the obligation or liability of any third party to any party to this Agreement.
Section 17.05    Amendment. This Agreement may not be changed or modified or in any way amended except by a written instrument duly executed by the proper officers of both parties to this Agreement, and any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and duly executed by the proper officers of both parties to this Agreement. Prior written approval of the Iowa Insurance Division is required for any amendment to this Agreement.
Section 17.06    Notices.
(a)    All demands, notices, reports and other communications provided for herein shall be delivered by the following means: (i) hand-delivery; (ii) overnight courier service (e.g., FedEx, Airborne Express, or DHL); (iii) registered or certified U.S. mail, postage prepaid and return receipt requested; or (iv) facsimile transmission or e-mail; provided, that the fax or e-mail is confirmed by delivery using one of the three (3) methods identified in clauses (i) through (iii). All such demands, notices, reports and other communications shall be delivered to the parties as follows:
if to the Ceding Company:
Venerable Insurance and Annuity Company
699 Walnut Street, Suite 1350
Des Moines, Iowa 50309
Attention: General Counsel
Email: legal@venerableannuity.com

if to the Reinsurer:
Athene Annuity Re Ltd.
Chesney House
96 Pitts Bay Road
Hamilton, HM 08 Bermuda
Attention: Chief Executive Officer; General Counsel
Telephone: 441-279-8410; 441-279-8414
Telecopy: 441-279-8401
Email: legalbda@athene.bm

(b)    Either party hereto may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 17.06.
(c)    If either party hereto becomes aware of any change in applicable Law restricting the transmission of notices or other information in accordance with the foregoing, such party shall notify the other party hereto of such change in Law and such resulting restriction.
Section 17.07    Consent to Jurisdiction. Subject to the terms and conditions of Article XIII, each party hereto hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York County for purposes of all legal proceedings arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect thereof. In any action, suit or other proceeding, each party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereto also agrees that any final and nonappealable judgment against a party in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Each party hereto agrees that any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered, sent or mailed in accordance with Section 17.06, constitute good, proper and sufficient service thereof. This Section 17.07 is not intended to conflict with or override Article XIII.

Section 17.08    Service of Process. The Reinsurer hereby designates the Iowa Insurance Commissioner as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company. A copy of any such process shall be delivered to the Reinsurer in accordance with Section 17.06. This Section 17.08 is not intended to conflict with or override Article XIII.
Section 17.09    Inspection of Records.
(a)    Upon giving at least five (5) Business Days’ prior written notice, the Reinsurer, or its duly authorized representatives, will have the right to audit, examine and copy, electronically or during regular business hours, at the home office of the Ceding Company, any and all books, records, statements, correspondence, reports, and other documents that relate to the Reinsured Policies, the Separate Account, the assets maintained in the Modco Account, the Allianz Trust Account or this Agreement, subject to the confidentiality provisions contained in this Agreement. In the event the Reinsurer exercises its inspection rights, the Ceding Company must provide a reasonable work space for such audit, examination or copying, cooperate fully and faithfully, and produce any and all materials reasonably requested to be produced, subject to confidentiality provisions contained in this Agreement. The expenses related to any two (2) such inspections in any calendar year shall be borne by the Ceding Company; provided, that if any breach of this Agreement by the Ceding Company has occurred, the expenses relating to all such inspections shall be borne by the Ceding Company.
(b)    The Reinsurer’s right of access as specified above will survive until all of the Reinsurer’s obligations under this Agreement have terminated or been fully discharged.
Section 17.10    Confidentiality.
(a)    The parties will keep confidential and not disclose or make competitive use of any shared Proprietary Information, as defined below, unless:
(i)    The information becomes publicly available or is obtained other than through unauthorized disclosure by the party seeking to disclose or use such information;
(ii)    The information is independently developed by the recipient; or
(iii)    The disclosure is required by Law; provided, that, if applicable, the party required to make such disclosure will allow the other party to seek an appropriate protective order.
“Proprietary Information” includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, agent lists and premium rates and allowances of the Reinsurer and the Ceding Company, but shall not include the existence of this Agreement and the identity of the parties. Additionally, Proprietary Information may be shared by either party on a need-to-know basis with its officers, directors, employees, Affiliates, third-party service providers, auditors, consultants or retrocessionaires, or in connection with the dispute process specified in this Agreement.
(b)    The Ceding Company shall not provide to the Reinsurer, and the Reinsurer shall have no right to access, any Non-Public Personal Information except to the extent (i) necessary for purposes of administration of this Agreement and (ii) requested in writing by a duly authorized representative of the Reinsurer. The Reinsurer and its representatives and service providers will protect the confidentiality and security of Non-Public Personal Information (as defined below) provided to it hereunder by:
(i)    holding all Non-Public Personal Information in strict confidence;
(ii)    maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information; and
(iii)    disclosing and using Non-Public Personal Information received under this Agreement for purposes of carrying out the Reinsurer’s obligations under this Agreement, for purposes of retrocession, or as may be required or permitted by Law.
“Non-Public Personal Information” is personally identifiable medical, financial, and other personal information about proposed, current and former applicants, policy owners, contract holders, insureds, annuitants, claimants, and beneficiaries of Reinsured Policies or contracts issued by the Ceding Company, and their representatives, that is not publicly available. Non-Public Personal Information does not include de-identified personal data, i.e., information that does not identify, or could not reasonably be associated with, an individual.

Section 17.11    Successors. This Agreement will be binding upon the parties hereto and their respective successors and assigns including any Authorized Representative of either party. Neither party may effect any novation or assignment of this Agreement without the prior written consent of the other party and the Iowa Insurance Division.
Section 17.12    Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between the parties with respect to the business reinsured hereunder and supersede any and all prior representations, warranties, prior agreements or understandings between the parties pertaining to the subject matter of this Agreement. There are no understandings between the parties other than as expressed in this Agreement and the Exhibits hereto. In the event of any express conflict between this Agreement and the Exhibits hereto, the Exhibits hereto will control.
Section 17.13    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is found by a court or other Governmental Entity of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 17.14    Construction. This Agreement will be construed and administered without regard to authorship and without any presumption or rule of construction in favor of either party. This Agreement is between sophisticated parties, each of which has reviewed this Agreement and is fully knowledgeable about its terms and conditions.
Section 17.15    Non-Waiver. Neither the failure nor any delay on the part of the Ceding Company or the Reinsurer to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude the further exercise of that right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. No waiver of any right, remedy, power or privilege with respect to any occurrence shall be construed as a waiver of that right, remedy, power or privilege with respect to any other occurrence. No prior transaction or dealing between the parties will establish any custom, usage or precedent waiving or modifying any provision of this Agreement. No waiver shall be effective unless it is in writing and signed by the party granting the waiver.
Section 17.16    Further Assurances. From time to time, as and when requested by a party hereto, the other party hereto shall execute and deliver all such documents and instruments and shall take all actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 17.17    Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Iowa without giving effect to any principles of conflicts of law thereof that are not mandatorily applicable by Law and would permit or require the application of the Laws of another jurisdiction.
Section 17.18    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party. Each party hereto may deliver its signed counterpart of this Agreement to the other party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart. When this Agreement has been fully executed by the Ceding Company and the Reinsurer, it will become effective as of the Effective Date.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the Effective Date.
VENERABLE INSURANCE AND ANNUITY COMPANY
By: /s/ Timothy W. Brown_________________

Title: EVP and CLO______________________

Date: 01/30/2019________________________

ATHENE ANNUITY RE LTD.
By: /s/ Natasha Scotland Courcy____________

Name: Natasha Scotland Courcy____________

Title: SVP, General Counsel________________

Signature Page to VIAC / AARe Modco Agreement (FA Business)

SCHEDULE I
POLICY FORMS AND RIDERS

Product Name	Policy Form
Advantage	UCLIC-AN1009
Advantage	UCLIC-PI-1249
Advantage Index	1837-11/97
Advantage Platinum	1827-11/95
Advantage Silver	1801-7/94
AmeriGain	17003
AmeriGrand	17026
Amerilink	17002
Ameriset	17000
Asset Builder	UCLIC-AN-1022
Bonus 10	FB10-11/92
Capital Builder	UCLIC-PI-1224
Choice Index	1819-9/96
Choice Index	1819-9/96 or 1819-C-1/97
Choice Index	1819-C-1/97
Classic 5	1868
Classic 7	1869
Classic Choice MVA	1825-2/95
Cornerstone	1350-1/93
Envoy Nine	IU-IA-3064
Envoy Nine v2	IU-IA-3064
Envoy Six	IU-IA-3067
Envoy Six v2	IU-IA-3067
Envoy Three	IU-IA-3065
Flex 100	1000-B-4/92
Flex 15	1500-1/93
Flex 15	1500-4/92
Flex 2	FLEXII-1/93
Flex 200	1100-B-6/92
Flex 3	FLEXIII-1/93
Flex 4	FLXIV-8/92
Flex 7	FLEXVII 1/93
Flex 7	FLEXVII 7/91
Flex Builder	1853
Flex Guarantee	1853
FPA 9	FLEXIX-1/93
FPA 9 (conversion)	FLEXIX-5/91
FPDA	89A4
FPDA	8FPDA
FPDA	94FPDA
FPDA	ALSFLX-3
FPDA	ALSFLX-4.5

1 All variations and attachments to the policy forms, including, but not limited to, state variations, contract schedules, riders, and endorsements, are also included in the scope of the agreement. Please see Annex A for a listing of all policies written on the policy forms included in the scope of the agreement which comprise the Reinsured Policies.

FPDA	ALZFLX-4.5
FPDA	AN-1002
FPDA	AN-1011
GAA	GFPDA
Generation Flex	1859
GoldenSelect Guarantee	GA-GIA-1070
GoldenSelect Guarantee	GA-IA-1070
Guarantee Choice	IU-IA-3036
Heritage	1858
Heritage Vested	1862
Income Outcome Annuity	FA-2017
Independence	UCSPDA
Interest Builder	1200-1/93
Journey	VI-IA-3165
Lifetime Income	IU-IA-3119
Mark II	UCLIC-AN-1020
MarketSmart	IU-FA-3006
Max	PI-1550
Max Guarantee	1885
MaxSaver	AN-1004
MaxSaver	AN-1008
MaxSaver	PI-2034
Multibuilder	1853
MVA 15	1251-1/93
MVA 200	1300-1/93
MVA 200	93A10
MVA 3	1400-1/93
MVA 3	1811-3/96
MVA 9	MVAIX-1/93
MVA Cornerstone	1250-1/93
MVA Cornerstone	1812-4/96
MYGA/Multiset	1818-4/96
MYGA/Multiset	1825-2/95
MYGA/Multiset (no MVA)	1826-5/95
PotentialPLUS	IU-IA-4040
Protective Life	1840-2/96
Protective Life	1845-2/96
Provider	UCLIC-AN-1007
Quest 5	VI-IA-3147
QUEST 5 ROP	VI-IA-3147
Quest 7	VI-IA-3147
Quest Plus	VI-IA-3148
Regency	1860
Retirement Asset Builder	1807-5/95
Retirement Choice	1805-4/95
SD Fixed Flex	GA-IA-1093 - individual; GA-CA-1093 - group

1 All variations and attachments to the policy forms, including, but not limited to, state variations, contract schedules, riders, and endorsements, are also included in the scope of the agreement. Please see Annex A for a listing of all policies written on the policy forms included in the scope of the agreement which comprise the Reinsured Policies.

SD Fixed Guar	GA-IA-1094 - individual; GA-CA-1094 - group
Secure	1890
Secure Extra	FA-2014
Secure Five	IU-IA-3022
Secure Five v2	IU-IA-3033
Secure Five v3	IU-IA-3033
Secure II	FA-2013
Secure Opp Plus	IU-IA-3021
Secure Opp Plus v2	IU-IA-3032
Secure Opp Plus v3	IU-IA-3050
Secure Opp Plus v4	IU-IA-3050
Secure Outlook	IU-IA-3038
Secure Outlook v2	IU-IA-3038
Secure Seven	IU-IA-3025
Secure Seven v2	IU-IA-3034
Secure Seven v3	IU-IA-3034
Security	PI-1233
Select Guarantee	1829-3/97
Select Guarantee	1829C-3/97
Selectra	1865
Selectra	1865 or 1870
Selectra	1870
Selectra v2	IU-IA-3026
Senior Provider	UCLIC-AN-1014
SimpleChoice	IU-IA-3054
SimpleFlex	IU-IA-3019
Single Premium Immediate Annuity	1823
SmartDesign MRI	GA-IA-1100 - individual; GA-CA-1100 - group
SPA 15	1351-1/93
SPA 3	SPIII-1/93
SPA 5	SPV-6/88
SPA 6	SPVI-1/93
SPA 7	SPVII-1/93
SPA 7	SPVII-10/90
SPA 9	FLEXIX-1/93 or SPIX-1/93
SPA 9	SPIX-1/93
SPA 9	SPIX-10/90
SPDA	88SPDA
SPDA	89A1-A
SPDA	89A3
SPDA	89SPDA
SPDA	94SPDA
SPDA	ALS-3
SPDA	ALS-4.5
SPDA	ALZSP-4.5
SPDA	UCLIC-PI-1218

1 All variations and attachments to the policy forms, including, but not limited to, state variations, contract schedules, riders, and endorsements, are also included in the scope of the agreement. Please see Annex A for a listing of all policies written on the policy forms included in the scope of the agreement which comprise the Reinsured Policies.

SPDA	UCLIC-PI-1801
SPIA	1823
Sterling Plus	1800-2/94
Supp Con	1825-2/95
Supp Con	GA-GIA-1070 or GA-IA-1070
Supp Con	GA-IA-1093 - individual; GA-CA-1093 - group
Supp Con	GA-IA-1094 - individual; GA-CA-1094 - group
Supp Con	GA-IA-1100 - individual; GA-CA-1100 - group
Supp Con	IU-IA-3019
Taxsaver	FLEXIX-1/93
TaxSaver	UCLIC-AN1255
TaxSaver	UCLIC-PI-1253
TaxSaver	UCLIC-PI-1255
TSA Pro	1600-1/93
TSA Pro	1600-4/92
TSA Rollover	1832G-6/97
Ultimate	1225-4/93
Ultra SPA	1325-4/93
Unidex	EIAN-4000
United	AN-1021
Wealth Builder 6	IU-IA-3128
Wealth Builder 8	IU-IA-3128
Wealth Builder PLUS	IU-IA-3128
All immediate annuities and annuitizations issued by Voya Insurance and Annuity Company and its predecessors and administered on Des Moines RPS, excluding annuitizations arising from contracts with a Guaranteed Minimum Income Benefit (GMIB).

Home Office Pension Plan Voluntary and Mandatory Contributions Administered by Aon Hewitt on behalf of VIAC.
All contracts assumed under the League Services Life Insurance Company (Magna Insurance Company) reinsurance agreement dated 2/24/1987, as amended.
All contracts assumed under the Protective Life Insurance Company reinsurance agreement dated 6/15/1996.
All contracts assumed under the Allianz Life Insurance Company of North America reinsurance agreement dated 8/1/1988.

1 All variations and attachments to the policy forms, including, but not limited to, state variations, contract schedules, riders, and endorsements, are also included in the scope of the agreement. Please see Annex A for a listing of all policies written on the policy forms included in the scope of the agreement which comprise the Reinsured Policies.

ANNEX A
POLICY LISTINGS
The following policies provided by the Ceding Company to the Reinsurer:

Omitted pursuant to Regulation S-K Item 601(a)(5).

Sch. I - 1

SCHEDULE II
POLICY EXPENSES
The Policy Expenses with respect to each Quarterly Accounting Period shall be an amount equal to (A) plus (B) plus (C) plus (D) plus (E), each as defined below:
(A) solely with respect to the Payout Annuities, an amount equal to (i) eighteen (18) basis points divided by four (4) multiplied by (ii) (a) the sum of the Modco Reserves with respect to the Payout Annuities at the beginning of the applicable Quarterly Accounting Period plus the Modco Reserves with respect to the Payout Annuities at the end of the applicable Quarterly Accounting Period, divided by (b) two (2); and
(B) with respect to the Non-Payout Annuities, an amount equal to the sum of:
(i) (a) the Quota Share of $50 (provided, that a two percent (2.00%) per annum inflation factor will be added to such amount each year commencing on January 1, 2019) divided by four (4), multiplied by (b) (I) the sum of the total number of Non-Payout Annuities in force at the beginning of the applicable Quarterly Accounting Period plus the total number of Non-Payout Annuities in force at the end of the applicable Quarterly Accounting Period, divided by (II) two (2), plus
(ii) (a) three (3) basis points divided by four (4) multiplied by (b) (I) the sum of the Modco Reserves with respect to the Non-Payout Annuities at the beginning of the applicable Quarterly Accounting Period plus the Modco Reserves with respect to the Non-Payout Annuities at the end of the applicable Quarterly Accounting Period, divided by (II) two (2); and
(C) with respect to all Reinsured Policies, an amount with respect to investment accounting services equal to (a) 0.6 basis points divided by four (4) multiplied by (b) (I) the sum of the Modco Reserves at the beginning of the applicable Quarterly Accounting Period plus the Modco Reserves at the end of the applicable Quarterly Accounting Period, divided by (II) two (2); and
(D) with respect to all Reinsured Policies, a ceding commission equal to (i) 6.6 basis points divided by four (4) multiplied by (ii) (a) the sum of the Modco Reserves at the beginning of the applicable Quarterly Accounting Period plus the Modco Reserves at the end of the applicable Quarterly Accounting Period, divided by (b) two (2); and
(E) an amount equal to a Quota Share of the Ceding Company’s reasonable expenses for certain hedge settlement and collateral management services relating to the Reinsured Policies that are provided by a third party; provided, that such expenses shall not exceed fifty thousand dollars ($50,000) per month for each month in which Voya Investment Management Co. LLC is providing such hedge settlement and collateral management services; provided, further, that the Ceding Company shall not outsource such hedge settlement and collateral management services to any person other than Voya Investment Management Co. LLC without the prior approval of the Reinsurer.

SCHEDULE III
REINSURER REPORTS

Ceding Company Receipt of Information	Information to be Provided
8 Business Days after end of quarter	Draft reserve report
10 Business Days after end of quarter	Final reserve report, including statutory, GAAP and tax reserves, with an inventory of reserve topsides or adjustments
10 Business Days after the end of the quarter	Best estimate cash flows
17 Business Days after end of quarter	Reliance statements for reserves and for fixed income annuities including AG35 AA certificate and reliance for the economic assumptions used to calculate the market value of the options
10 Business Days prior to effective date of proposed changes	Recommendation for Interest Crediting
5 Business Days prior to effective date of proposed changes	Upload file for Interest Crediting
17 Business Days after end of year	Valuation Certificate/Affidavit
37 calendar days after end of year	Annual Opinion Statements
Annually by September 30th	Assumptions to support calculation of Actuarial Present Values
Annually
Support for Blue Book exhibits, including Exhibits 5 and 7; Exhibit of Policies; Analysis of Increase in Reserves (AIR), and all applicable state pages for filing of Blue Book. Additional information if needed for notes to VIAC’s financial statements, supplements, and general interrogatories

Annually
Support for Green Book exhibits, including Exhibits 3 and 6; Analysis of Increase in Reserves (AIR). Additional information if needed for notes to VIAC’s financial statements, supplements, and general interrogatories

Annually	Reliance for Asset Adequacy

EXHIBIT A-1
FORM OF WEEKLY ACCOUNTING REPORT
Omitted pursuant to Regulation S-K Item 601(a)(5).

EXHIBIT A-2
FORM OF YEAR-TO-DATE WEEKLY ACCOUNTING REPORT
Omitted pursuant to Regulation S-K Item 601(a)(5).

EXHIBIT B-1
FORM OF INITIAL MONTHLY ACCOUNTING REPORT
Omitted pursuant to Regulation S-K Item 601(a)(5).

EXHIBIT B-2
FORM OF FULL MONTHLY ACCOUNTING REPORT
Omitted pursuant to Regulation S-K Item 601(a)(5).

EXHIBIT C
FORM OF QUARTERLY ACCOUNTING REPORT
Omitted pursuant to Regulation S-K Item 601(a)(5).

EXHIBIT D
ACCOUNT VALUE ROLL-FORWARD AND SERIATIM INFORMATION FIELDS

Field	Definition
POLICY NUM	Associated policy number for the contract
PLAN CODE	Admin Plan code for the associated policy
ISSUE DATE	Date of Issuance
Month End Date	Date of the month end value
Bucket CODE	Identification of Fixed or Fund
FIA FLAG	Y / N to indicate if FIA.
Prior Month End Value	Value from the prior AVRF file at the bucket level.
Deposits	AV deposited into Bucket or Free look removed from bucket.
Annuitizations	Account Value annuitized.
AWS	Systematic Withdrawals. Would expect GMWB payments / Claims to be reported here.
DEATH CLAIMS	Death Claim
DEATH CLAIMS Excess	Death Claim paid in excess of AV
Shifts	Money moved between buckets.
SURRENDER - FULL	Full surrenders
SURRENDER - PARTIAL	Partial Surrenders
Surr Charges	Surrender charges applied
MVA	MVA applied
Apprec	Bucket Appreciation (Interest credited)
GMWB_Credit	Credit to offset the GMWB Claim, expected this to be populated when AV approaches zero. This will keep AV from going negative.
GMDB_Credit	Credit that represents excess death benefit paid out due to a GMDB rider.
GMWB_Charge	Charge applied for GMWB rider
GMDB_Charge	Charge applied for GMDB rider
Current Month End Value	Value after all monthly transactions have occurred. This should align with the "VOYA_FIELDS_IF" request. This should be the rolled value from the prior month.

EXHIBIT E
SERIATIM INFORMATION FIELDS
Seriatim Information Fields

I.	For Payout Annuities

Request
Policy Number
Policy Status
Plan Code
Company Name
Issue State
Contract Type (Payout, Annuitization, Structured Settlement, etc..)
Owner Sex
Owner Issue Age
Owner Date of Birth
Owner Date of Death
Number of Lives
Initial Premium
Rated Age
Substandard Category
Payout Type (Cert Only, C&L, Life Only)
Recurring Benefit Payment Amount
Payment Mode
Issue Date
Benefit Start Date
Benefit Stop Date
Benefit Stop Reason
Certain Period End Date
Certain Period Months
JointSurvivor Benefit Percent or Amount -1st Life
JointSurvivor Benefit Percent or Amount -2nd Life
Contingent Annuitant's Issue Age
Contingent Annuitant's Date of Birth
Contingent Annuitant's Date of Death
Contingent Annuitant's Sex
Cost of Living Adjustment/Benefit Growth Rate Pct
Cost of Living Adjustment Frequency
Income Change Date
Income Change Amount
Lump Sum Payment Amount
Lump Sum Payment Date
Death Benefit Amount
Stat Valuation Rate 1
Stat Valuation Rate 2
Stat Valuation Rate 3
Stat Valuation Rate 4
Tax Valuation Rate 1
Tax Valuation Rate 2
Tax Valuation Rate 3
Tax Valuation Rate 4
Death Status
Valuation Date

II.	For Non-Payout Annuities

a.	For Fixed and Fixed Indexed Annuities

Field	Definition
POLICY NUM	Associated policy number for the contract
PLAN CODE	Admin Plan code for the associated policy
Company	Issuing company
Treaty	Description of the if it is in the flow or block treaty.
Quota Share	Reinsured Quota share associated with policy. This is expected to be 1.00 for Voya.
Annuity Type	Source of Funds
Policy Form Name	Name of the policy form
STATUS	A= Active, SR = Surrendered, P = Pending , T = Terminated, CA = Canceled, DH = Death, AN: Annuitized, O = Terminated for other reason
REASON	Reason for Terminating Policy (Surrender, Etc.)
ISSUE STATE	two letter code for each issue state
ISSUE DATE	Date of Issuance
RATE DETERMINATION DATE	As of date of the rates, can be different from issue date.
Application Date	Date at which policy application was filed
LIFE1 ISSUE AGE	Age at Issue
LIFE1 SEX CODE	F = female, M = Male
LIFE1 Birth Date	Date of Birth
SingleJointIndicator	Is the policy single or Joint
LIFE2 ISSUE AGE	Joint Life Age at Issue
LIFE2 SEX CODE	Joint Life F = female, M = Male
LIFE2 Birth Date	Joint Life Date of Birth
QUAL CODE	Q = Qualified, NQ = non qualified. Any other values should be explained
PremBonus	Premium Bonus (if applicable)
PremBonusType	How is the premium bonus recaptured? Via a vesting schedule or higher surrender charges?
PremBonusVestTable	Vesting schedule for premium bonus
PremBonusAddSCTable	Additional surrender charge for premium bonus.
Accum Value	Account Value
Surr Value	Accumulation value - surrender charge - premium tax
MVA_Type	Indentifier for the Type of MVA. This would generally indicate different MVA calculations. Could be descriptive or form types. NA if no MVA.
MVA_Adjustment	Current Calculated MVA Adjustment
MVA_Term	Number of years the MVA applies
MVA_RateType	They Type of rate that the MVA calculation is based on.
MVA_RateInitial	The rate from contract issue date that the mva is calculated against
MVA_RateTerm	Term of rate to be looked in the projection to calculate future MVAs
MVA_RateAdd	Additive factor to the calculation
Stat Reserve	Calculated statutory reserve
Prem Rcd	Total premium received
Prem 1yr	Total premium received in first year
Remaining Premium	Total premium received less ITD withdrawals
Comm	Total commissions paid to Agent
Comm_Code	Commission Code. Represents heaped, level, other

Comm_Table	Table reference for the commission.
Comm_ChgbackITD	ITD amount of commission chargebacks
Comm_Deferrable	Deferrable Comm
Comm_NonDeferrable	Non deferrable Comm
Comm_Ceding	Ceding Commission Associated with Policy
Death Claim	Total death claim distributed upon death
Withdrawals	Withdrawal Value
Surrenders	Total amount paid upon surrender
Surr Charge	Total surrender charges collected upon surrender
SURR CHG PCT	Current surrender charge percent (5% Surrender Charge should be shown as 0.05)
SC_Table	Table reference for looking up policy year based surrender charges
Fix_GuarPeriod_Current	Current guarantee period in months for fixed bucket. {May move to Strat Request}
Fix_GuarPeriod_Prior	Prior Guar Period in months for fixed buckets. {May move to Strat Request}
Fix_GuarPeriod_Next	What is the length of next available guaranteed period for Fixed Buckets? In months. {May move to Strat Request}
Renewal Date	Date on which the policy has had its most recent renewal
Fixed Credit RT	Current guarantee period interest rate
Fix FV	Fixed Rate Fund Value
Index FV	Indexed Rate Fund Value
SNFL Value Indexed	Minimum guaranteed contract value for Indexed buckets
SNFL Rate Indexed	Minimum guaranteed contract value interest rate for indexed buckets
SNFL Value Fixed	Minimum guaranteed contract value for fixed buckets (Including MYGA or Traditional products)
SNFL Rate Fixed	Minimum guaranteed contract value interest rate for fixed buckets. (Including MYGA or Traditional products)
MGCV	If there is an additional guarantee other than SNFL
MGCV Int Rate	If there is an additional guaranteed Rate other than SNFL
MGCV2	If there is an additional guarantee other than SNFL and MGCV
MGCV2 Int Rate	If there is an additional guaranteed Rate other than SNFL and MCGV
FPW_Avail	Free Partial Withdrawal Currently Available to the policy
FPW_ITD_Free	Inception to date free partial withdrawals taken
FPW_ITD_Excess	Inception to date partial withdrawals in excess of the free partial withdrawal amount
FPW_ITD_Total	Inception to date total partial withdrawals taken (free + excess)
Spousal Cont / Beneficiary	Indicator if it is a spousal continuation or Beneficiary, S if Spousal, B if Bene, & N if it is not
Spousal/Beneficiary Continuation Date	Date of the spousal continuation
Premium Tax	Premium tax charged to the policy
Stat Val Rate Withdrawal	Statutory Valuation rate at issue for Withdrawal Benefit Stream
Stat Val Rate Annuitization	Statutory Valuation rate at issue for Annuitization Benefit Stream
Stat Val Rate Death	Statutory Valuation rate at issue for Death Benefit Stream
Original Issue Age	For Renewed MYGAs, the issue age for first surrender period
Original Issue Month	For Renewed MYGAs, the issue month for first surrender period
Original Issue Year	For Renewed MYGAs, the issue year for first surrender period
GMWB_RiderCode	Code or form type of GMWB rider
GMWB_Value	GMWB value to multiply the payout table by calculate the benefit.
GMWB_SimpleIntBase	If rollup is simple interest, this is the basis for the interest credited to the GMWB Value
GMWB_PayoutTable	Table reference for defining attained age or select/Ult payout factors (MAW)

GMWB_ChargeType	Definition of charges. Includes, what the basis of the charge is (AV or GMWB AV), as well as if the charge is proportional or dollar for the dollar.
GMWB_Charge%	Charge Rate
GMWB_ChargeTable	Table reference for defining charges, if more complex than a single number
GMWB_ChargeITD	Charges collected from issue
GMWB_RollupType	Definition of rollup of the GMWB Value. Generally thought of Simple / Compound interest and Dollar for Dollar or Proportional. There may be other types not listed.
GMWB_Rollup%	Rollup rate
GMWB_RollupTable	Table reference for defining rollups, if more complex than a single number
GMWB_RollupPar	Participation Rate in base contract interest credits
GMWB_AccumYrs	Years the GMWB_Value will accumulate
GMWB_ValueBonus	Bonus decimal applied to the GMWB_Value
GMWB_PaymentElectDate	Date GMWB payments are elected. Default for none elected.
GMWB_PaymentAttainedAge	Attained Age used to determine GMWB payment, if attained age driven
GMWB_PaymentIssueAge	Issue Age used to determine GMWB payment, if attained age driven
GMWB_PaymentElection	Systematic or One-time MAW;
GMWB_Payment	Current annual payment for elected GMWB. 0 if not elected.
GMWB_PaymentRemaining	Remaining annual payments for GMWB. 0 if not elected
GMWB_PaymentType	Type of GMWB payment elected. Joint/Single and Level, Inflation, Increasing, Inflation, etc. This field should have all possible payment options that have been elected. Default for none elected.
GMWB_PaymentMode	Frequency of the elected gwmb payment
GMWB_PaymentUtil	Is the maximum available being taken(max), excess, or less(partial)?
GMWB_PaymentIncr	decimal representing annual increase in GMWB_Payment. 0 if no increase or not elected
GMWB_TerminationDate	Date that the income rider was terminated by the policyholder
GMWB_Restart	Y\N flag if IR Restart has been elected. Restart
GMWB_RestartDate	Date of IR Restart (if applicable)
GMWB_RestartAccumDate	If Restarted, new end date of accumulation phase
GMWB_NHBType	Determines which type of nursing home benefit can be elected under the GMWB rider. Example are 2x payment for life, 2x payment for 5 years, 2x payment until AV is exhausted, etc…
GMWB_NHBMult	Multiplier applied to payments when "X" ADLs can not be performed
GMWB_NHBElectDate	Date the Nursing home benefit is turned on
GMWB_NHBEndDate	Date the nursing benefit is turned off.
GMWBDB	Yes/No flag to indicate if GMWB rider has a death benefit associated with it
GMWBDB_PayoutTermCurr	Number of years the GMWB face is paid out over as the death benefit
GMWBDB_PayoutTermGuar	Guaranteed number of years the GMWB face is paid out over as the death benefit
GMDB_RiderCode	Code or form type of GMDB rider
GMDB_Value	GMDB Base paid out as death benefit
GMDB_SimpleIntBase	If rollup is simple interest, this is the basis for the interest credited to the GMDB Value
GMDB_ChargeType	Definition of charges. Includes, what the basis of the charge is (AV or GMDB AV), as well as if the charge is proportional or dollar for the dollar.
GMDB_Charge%	Charge Rate
GMDB_ChargeTable	Table reference for defining charges, if more complex than a single number

GMDB_RollupType	Definition of rollup of the GMDB Value. Generally thought of Simple / Compound interest and Dollar for Dollar or Proportional. There may be other types not listed.
GMDB_Rollup%	Rollup rate
GMDB_RollupTable	Table reference for defining rollups, if more complex than a single number
GMDB_RollupPar	Participation Rate in base contract interest credits
GMDB_PayoutTermCurr	Number of years the GMDB face is paid out over as the death benefit
GMDB_PayoutTermGuar	Guaranteed number of years the GMDB face is paid out over as the death benefit
PolicyLoan_Amount	Amount of loaned out AV
DistChannel	Distribution Channel. Specific names of the
Annuitization_Value	Value that can be annuitized. Generally expected to be AV. Some products have none AV values
Annuitization_Bonus	Bonus applied to the Annuitization Value.
Annuitization_MaxDate	Max Date at which the policy can annuitize
Annuitization_MinCertPeriod	Shortest certain years the policy can annuitize.
Annuitization_MinCertPeriodRate	Annuitization rate assoicated with the shortest certain period.

b.	For Fixed Indexed Annuities Only

i.	Strategy Data

Field	Definition
POLICY NUM	Associated policy number for the contract
PLAN CODE	Admin Plan code for the associated policy
Bucket CODE	Identification of Fixed or Fund
ISSUE DATE	Date of Issuance
Index Date	Date of most recent renew
Index Value	Index Value as of Index Date
Index End Date	End Date to compare Index Values
Term	Term Length, in months or years
FundInBucket	Account value for index
Index Desc	description of index
Index Cap	Cap associated with index
Min Index Cap	minimum cap for index
Participation Rate	participation rate for index
Min Part Rate	minimum participation rate for index
MinGuar	Minimum guarantee rate
Trigger Rate	Performance Trigger rate
Min Trigger Rate	Minimum Trigger rate
Bucket MGCV	Minimum guaranteed contract value at the index bucket level (sum of buckets should total to the aggregate MGCV)
Bucket F133 Guaranteed Value	Guaranteed Value at the indexed bucket level. Total of premium + transfers - withdrawals from the strategy. Could be aggregated to the total of the indexed buckets.
Buffer Rate	Rate at which policy holders beging experiencing loss
SpreadRate	Annual spread rate
Max Spread Rate	Maximum spread rate
Bailout Fields	Any fields applicable to Bailout Strategies
TIER Rates	High and Low Tiered Rates for Tiered Rate Strategies

ii.	Transaction Data

Field	Definition
POLICY NUM	Associated policy number for the contract
PLAN CODE	Admin Plan code for the associated policy
ISSUE DATE	Date of Issuance
Bucket CODE	Identification of Fixed or Fund
Index Desc	description of index
transaction type	Detailed description of transaction
Account value post	Account Value after transaction
Transaction amount	Transaction amount
Effective Date	Effective Date of transaction (sometimes it is back dated)
Processdate	Process Date of transaction
Death Date	Date of Death
Death Notification Date	Date of Death Notification
reversal code	Code for reversing transactions
date of reversal	Used in cases of reversed transactions
surrender charges	Surrender Charges associated with transaction
MVA	MVA associated with transaction
Free withdrawal amount	$ of transaction that was free of SC and MVA
Interest Earned	Interest Credited to the policy (i.e. Fixed Interest or Indexed Interest (on Anniversary))
Gross Premium	Gross Premium
Remaining premium	Remaining Premium as of after transaction

Additional Transaction relevant fields	Include any other transaction relevant fields commonly used by VOYA